                                                                    EXHIBIT 10.1

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                            STOCK PURCHASE AGREEMENT



                                December 11, 1995




                                     BETWEEN




                        THE FIRST NATIONAL BANK OF BOSTON



                                       AND




                            HOMEAMERICA CAPITAL, INC.



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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I    DEFINITIONS ...................................................   1

ARTICLE II   PURCHASE AND SALE .............................................  11

             2.1       Purchase and Sale....................................  11
             2.2       Purchase Price.......................................  11
             2.3       Actions to be taken at Closing.......................  12

ARTICLE III  CLOSING   .....................................................  13

ARTICLE IV   GENERAL REPRESENTATIONS AND
             WARRANTIES OF SELLER...........................................  13

             4.1       Organization.........................................  13
             4.2       Authority............................................  13
             4.3       Non-Contravention....................................  14
             4.4       Consents, Approvals and Notices......................  14
             4.5       Title to BBMC Stock..................................  15
             4.6       Capitalization of BBMC; Existing Options.............  15
             4.7       Financial Statements.................................  15
             4.8       Litigation...........................................  16
             4.9       Compliance with Laws; Permits and Licenses...........  16
             4.10      Absence of Certain Changes or Events.................  17
             4.11      Employee Benefits Matters............................  18
             4.12      Taxes................................................  19
             4.13      Ownership and Leases of Real Property................  20
             4.14      Insurance............................................  20
             4.15      Intellectual Property................................  20
             4.16      Transactions with Affiliates.........................  21
             4.17      Certain Labor Matters................................  21
             4.18      Brokers..............................................  22
             4.19      No Undisclosed Liabilities...........................  22
             4.20      Certain Contracts....................................  22

ARTICLE V    MORTGAGE BANKING REPRESENTATIONS
             OF SELLER......................................................  23

             5.1       Portfolios and Listed Agreements.....................  23
             5.2       Portfolio Information................................  23
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                                      -ii-

             5.3       Enforceability of Listed Agreements..................  24
             5.4       Compliance with Listed Agreements ...................  24
             5.5       Advances.............................................  24
             5.6       No Recourse..........................................  25
             5.7       Warehouse Loan Representations and Warranties........  25
             5.8       Mortgage Banking Licenses and Qualification..........  30
             5.9       Mortgage Banking Compliance..........................  31
             5.10      Inquiries............................................  32
             5.11      Correspondent Agreements.............................  32
             5.12      Custodial Accounts...................................  32
             5.13      Environmental Matters................................  32
             5.14      Pool Certification...................................  33
             5.15      Absence of Other Warranties..........................  34

ARTICLE VI   REPRESENTATIONS AND WARRANTIES
             OF PURCHASER...................................................  34

             6.1       Organization.........................................  34
             6.2       Capitalization of Purchaser; Existing Options........  34
             6.3       Authority............................................  35
             6.4       Non-Contravention....................................  35
             6.5       Consents, Approvals and Notices......................  36
             6.6       Litigation...........................................  36
             6.7       Compliance with Laws; Permits and Licenses...........  36
             6.8       Brokers..............................................  36
             6.9       No Regulatory Impediment.............................  36
             6.10      No Undisclosed Liabilities...........................  37
             6.11      Absence of Other Warranties..........................  37

ARTICLE VII  COVENANTS .....................................................  37

             7.1       Conduct of Business..................................  37
             7.2       Access; Confidentiality..............................  40
             7.3       Reasonable Efforts; Taking of Necessary Action.......  40
             7.4       Insurance; Risk of Loss..............................  41
             7.5       Assumption of Proceedings............................  42
             7.6       Name and Marks.......................................  42
             7.7       Employment and Benefit Matters.......................  42
             7.8       Public Announcements.................................  44
             7.9       Post-Closing Access to Business Records and
                         Accounting Cooperation.............................  45
             7.10      Further Assurances...................................  45
             7.11      Transitional Services Agreements.....................  45
             7.12      Delivery of Tapes....................................  46
             7.13      Assignment of Hedge Positions........................  46
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                                      -iii-


ARTICLE VIII CONDITIONS TO THE CLOSING .....................................  46

             8.1       Conditions to Obligation of Each Party...............  46
             8.2       Additional Conditions to the Obligations
                         of Purchaser.......................................  47
             8.3       Additional Conditions to the Obligations
                       of Seller............................................  48

ARTICLE IX   TERMINATION ...................................................  49

             9.1       Grounds For Termination..............................  49
             9.2       Effects of Termination...............................  50

ARTICLE X    TAX MATTERS ...................................................  50

             10.1      Returns..............................................  50
             10.2      Contests.............................................  51
             10.3      Payment of Taxes.....................................  51
             10.4      Tax Benefits and Credits.............................  53
             10.5      Notices..............................................  54
             10.6      Cooperation..........................................  54
             10.7      Certain Tax Elections................................  55
             10.8      Valuation and Allocation.............................  55
             10.9      Transfer Taxes.......................................  56
             10.10     Purchase Price Adjustment............................  56
             10.11     Statute of Limitations...............................  56
             10.12     Scope of Indemnity...................................  56

ARTICLE XI   INDEMNIFICATION BY SELLER .....................................  57

             11.1      Indemnification......................................  57
             11.2      Indemnification Procedure............................  57
             11.3      Limitation on Liability..............................  58
             11.4      General..............................................  60

ARTICLE XII  INDEMNIFICATION BY PURCHASER ..................................  61

             12.1      Indemnification......................................  61
             12.2      Indemnification Procedure............................  61
             12.3      Limitation on Liability..............................  62
             12.4      General..............................................  63

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                                      -iv-

ARTICLE XIII GENERAL PROVISIONS ............................................  64

             13.1      Notices..............................................  64
             13.2      Interpretation.......................................  65
             13.3      Amendment and Modification; Waiver...................  65
             13.4      Entire Agreement.....................................  66
             13.5      Fees and Expenses....................................  66
             13.6      Third Party Beneficiaries............................  66
             13.7      Assignment; Binding Effect...........................  66
             13.8      Governing Law........................................  66
             13.9      Counterparts.........................................  67






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                                      -v-


Seller Disclosure Schedule

Section 4.4(a)     Governmental Consents, Approvals, Filings, Etc.
Section 4.4(b)     Third Party Consents
Section 4.6(c)     Existing Options
Section 4.6(d)     Existing Subsidiaries
Section 4.7        Financial Statements; Exceptions
Section 4.8(a)(i)  Pending Litigation
Section 4.8(a)(ii) Orders, Judgments, Injunctions or Decrees
Section 4.8(b)     Threatened Litigation
Section 4.9(a)     Noncompliance with Applicable Laws
Section 4.9(b)     Requisite Permits, Licenses, Etc.
Section 4.10       Absence of Certain Changes or Events
Section 4.11(a)    Employee Benefit Plans
Section 4.11(b)    Employee Benefit Plan Noncompliance
Section 4.13       Real Property
Section 4.14       Insurance
Section 4.15       Intellectual Property
Section 4.16       Transactions with Affiliates
Section 4.19       Undisclosed Liabilities
Section 4.20       Certain Contracts
Section 5.1(a)     Servicing Agreements
Section 5.1(b)     Master Servicing Agreements
Section 5.1(c)     Certificate Administration Agreements
Section 5.1(d)     Mortgage Sale Agreements
Section 5.1(e)     Collateral Certificate Sale Agreements
Section 5.1(f)     Investment Commitments
Section 5.3(c)     Liens on Listed Agreements
Section 5.4(a)     Defaults by BBMC under Listed Agreements
Section 5.4(b) Breach of Representations or Warranties by BBMC under Listed Agreements
Section 5.5        Advances
Section 5.6        Recourse
Section 5.7(iii)   Senior Liens on Loans in Warehouse Portfolio
Section 5.7(xi)    Warehouse Portfolio Delinquencies
Section 5.8(a)     Mortgage Banking Licenses
Section 5.8(b)     Mortgage Banking Licenses Affected by the Transaction
Section 5.9(a)     Mortgage Banking Compliance
Section 5.9(c)     BBMC Defaults
Section 5.10       Audits, Investigations and
Section 5.11       Correspondent Agreements
Section 5.13       Environmental Matters
Section 5.14       Pool Certification
Section 5.15       List of Employees for Knowledge
Section 7.4        Termination of Insurance Coverage


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                                        -vi-

Purchaser Disclosure Schedule

Section 6.4(a)     Governmental Consents, Approvals,
Section 6.4(b)     Third Party Consents
Section 6.8        Brokers
Section 6.10       No Undisclosed Liabilities
Section 6.12       List of Employees for Knowledge

Schedule 2.2       Purchase Price Adjustment
Schedule 7.1(f)    Material Contracts
Schedule 7.1(m)    Excluded BBMC Assets and Excluded
Schedule 7.13      Hedge Contracts
Schedule 8.1(a)    Terms of Loans

Exhibits

Exhibit A          Stockholder Agreement
Exhibit B          Registration Rights Agreement

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of December 11, 1995 (this "Agreement"), by and between THE FIRST NATIONAL BANK OF BOSTON, a national banking association ("Seller"), and HOMEAMERICA CAPITAL, INC., a Delaware corporation ("Purchaser").

                                    ARTICLE I

                                  DEFINITIONS

     In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the following meanings:

     "Advances" means unreimbursed amounts that have been advanced by BBMC with respect to Mortgage Loans (including, without limitation, payments of principal, interest, taxes and insurance, ground rents, assessments, attorneys' fees, property preservation fees and similar charges) pursuant to any Servicing Agreement, Master Servicing Agreement or Certificate Administration Agreement.

     "Affiliate" of a Person means a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person.

     "Agency" means FHA, VA, GNMA, FNMA, FHLMC, HUD, or a State Agency, as applicable.

     "Agreement" has the meaning set forth in the introductory paragraph hereof.

     "ALTA" means the American Land Title Association or any successor.

     "Applicable Law" has the meaning set forth in Section 4.3.

     "Available Remedies" has the meaning set forth in Section 11.4(b).

     "Balance Sheet" has the meaning set forth in Section 4.7.

     "BBMC" means BancBoston Mortgage Company, a Florida corporation.

     "BBMC Business" means the business heretofore conducted by BBMC.

     "BBMC Stock" has the meaning set forth in Section 4.6(a).

     "Business Day" means any day which is not a Saturday, Sunday or a day on which banks in the City of Boston are authorized or obligated by law or executive order to be closed.

     "Cash Purchase Price" has the meaning set forth in Section 2.2.

     "Certificate Administration" means certificate administration services in respect of Collateral Certificate Pools or Mortgage Loans, including, without limitation, one or more of the following functions (or a portion thereof): (i) the calculation of payments due to owners of mortgage-backed securities, asset-backed securities, participation certificates or Mortgage Loans; (ii) the transmittal of payments related to Mortgage Loans or Collateral Certificates;
(iii) the transmittal or payment of Advances; (iv) the preparation of reports to Investors, tax authorities and the Securities and Exchange Commission; (v) the compliance with REMIC or other relevant requirements; and (vi) the performance of certain other administrative functions.

     "Certificate Administration Agreement" means an agreement, other than a Master Servicing Agreement or a Servicing Agreement, pursuant to which a Related Company provides Certificate Administration (including, without limitation, any rights to certificate administration fees).

     "Certificate Administration Portfolio" means those Mortgage Loans or Collateral Certificates subject to Certificate Administration Agreements.

     "Certificate Insurer" means a provider of an insurance policy insuring against certain specified losses or shortfalls with respect to certain mortgage-backed securities.

     "Claim Notice" has the meaning set forth in Section 11.2(a).

     "Closing" has the meaning set forth in Article III.

     "Closing Date" has the meaning set forth in Article III.

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

     "Collateral Certificate" means a security based on and backed by a Mortgage Pool, which security has been pledged, granted or sold to secure or support payments on specific asset-backed securities which are administered pursuant to a Certificate Administration Agreement.

     "Collateral Certificate Pool" means a group of Collateral Certificates that have been pledged, granted or sold to secure or support payments on specific asset-backed securities which are administered pursuant to a specific Certificate Administration Agreement.

     "Collateral Certificate Sale Agreement" means an agreement pursuant to which BBMC has sold or otherwise conveyed Collateral Certificates and with respect to which BBMC has a repurchase obligation in the event of a breach by it of a representation, warranty, covenant or undertaking made or given therein.

     "Company Contract" has the meaning set forth in Section 4.20(a).

     "Confidentiality Agreement" means that certain letter agreement dated June 9, 1995 between Seller and Lee relating to, among other things, the confidentiality of certain information provided by or on behalf of Seller and BBMC.

     "Contract" has the meaning set forth in Section 4.3.

     "Contract Party" means any Person, other than an Investor, who is a party to a Servicing Agreement, Master Servicing Agreement, Certificate Administration Agreement, Mortgage Sale Agreement or Collateral Certificate Sale Agreement.

     "Control" (including the terms "Controlled by" and "under common Control with") means the direct or indirect possession of ordinary voting power to elect a majority of the board of directors (or comparable body) of a Person.

     "Correspondent Agreement" means any agreement between BBMC, on the one hand, and a broker, correspondent or other originator or purchaser of mortgage loans, on the other hand, pursuant to which such broker, correspondent or mortgage loan originator or purchaser may sell mortgage loans to BBMC.

     "Damages" has the meaning set forth in Section 11.1.

     "Deductible" has the meaning set forth in Section 11.3(a)(i).

     "Disclosure Schedules" means, collectively, the Purchaser Disclosure Schedule and the Seller Disclosure Schedule.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" means certain assets of BBMC of the types set forth on
Schedule 7.1(m) hereto which are to be transferred to Seller at or prior to Closing in accordance with Section 7.1(m).

     "Excluded Liabilities" means certain liabilities of BBMC of the types set forth on Schedule 7.1(m) hereto which are to be assumed by Seller at or prior to Closing in accordance with Section 7.1(m).

     "Exclusive Marketing Agreement" means the Exclusive Marketing Agreement, to be dated as of the Closing Date, between Seller and Purchaser, pursuant to which Seller and its Affiliates shall have been granted the exclusive right to market certain banking products and services to customers of Purchaser and its Affiliates, which agreement may contain reasonable restrictions on the volume and frequency of communications of Seller and its Affiliates to customers of Purchaser, and pursuant to which Seller has agreed to grant to Purchaser an exclusive arrangement in which Purchaser will be afforded the opportunity, for a period of three years from date hereof, on arm's length terms, including without limitation fees, to service mortgages originated or acquired by Seller and its Affiliates and to manage the securitization on behalf of Seller of mortgages sold by Seller and its Affiliates, as in effect from time to time. The right of Seller and its Affiliates to market such products and services to customers of Purchaser and its Affiliates other than customers whose mortgages were originated by Seller shall become non-exclusive if a financial institution other than Seller or its Affiliates acquires after the Closing an equity interest in the Purchaser of at least twenty percent (20%) of the Purchaser's voting securities.

     "Extended Warehouse Loans" means those Mortgage Loans in the Warehouse Loan Portfolio that are not readily salable under existing Investment Commitments due to one or more failures to conform to all of the terms and conditions of such Investment Commitments.

     "FHA" means Federal Housing Administration or any successor thereto.

     "FHA Loans" means Mortgage Loans which are insured or are eligible to be insured by FHA.

     "FHLMC" means Federal Home Loan Mortgage Corporation or any successor thereto.

     "FNMA" means Federal National Mortgage Association or any successor thereto.

     "Financial Statements" has the meaning set forth in Section 4.7.

     "Foreclosure" means the acquisition of title to a Mortgaged Property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under applicable Regulation.

     "GAAP" means generally accepted accounting principles in the United States which, unless otherwise indicated, are to be applied on a basis consistent with the Financial Statements referred to in Section 4.7(a).

     "GNMA" means Government National Mortgage Association or any successor thereto.

     "Governmental Authority" has the meaning set forth in Section 4.3.

     "HUD" means United States Department of Housing and Urban Development or any successor thereto.

     "Indemnified Purchaser Entities" has the meaning set forth in Section 11.1.

     "Indemnified Seller Entities" has the meaning set forth in Section 12.1.

     "Insurer" means a Person who (i) insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including, without limitation, FHA, VA, FNMA, GNMA, FHLMC and any private mortgage insurer, pool insurer and provider of standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or related Mortgaged Property,
(ii) provides, with respect to a Listed Agreement or an applicable Regulation, any fidelity bond, direct surety bond or errors and omissions policy or (iii) is a Certificate Insurer.

     "Intellectual Property" has the meaning set forth in Section 4.15.

     "Investment Commitment" means the optional or mandatory commitment of a Person to purchase a Mortgage Loan, a Pipeline Loan or a portion of a Mortgage Loan or Pipeline Loan owned or to be acquired by BBMC.

     "Investor" means any Person, other than BBMC which (i) owns or has a beneficial interest in a Mortgage Loan or Collateral Certificate or (ii) is a party to an Investment Commitment.

     "IRS" means the Internal Revenue Service of the United States of America or any successor agency or authority.

     "Lee" means Thomas H. Lee Company, a sole proprietorship.

     "Lee Fund" means Thomas H. Lee Equity Fund III, L.P., a Delaware limited partnership.

     "Licenses" has the meaning set forth in Section 5.8(a).

     "Lien" means any mortgage, pledge, lien, charge or other encumbrance.

     "Listed Agreement" means any Servicing Agreement, Master Servicing Agreement, Certificate Administration Agreement, Mortgage Sale Agreement, Collateral Certificate Sale Agreement or Investment Commitment.

     "Litigation" has the meaning set forth in Section 4.8(a).

     "LIBOR Rate" means, with respect to the applicable period, the rate of interest equal to the rate at which U.S. dollar deposits for a six (6) month period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the day prior to the first day of such period.

     "Madison Dearborn" means Madison Dearborn Capital Partners, L.P., an Illinois limited partnership.

     "Management Subscription Agreement" means the Subscription Agreement, dated as of the Closing Date, among the Purchaser and certain officers and employees of BBMC, pursuant to which such officers and employees shall purchase shares of Purchaser Class A Common Stock, on the same terms and at the same price per share as the purchase of shares of Purchaser Class A Common Stock by the Lee Fund and Madison Dearborn pursuant to the Subscription Agreement, and otherwise in form and substance satisfactory to Seller, Lee and Madison Dearborn, as in effect from time to time.

     "Master Servicing" means master servicing services in respect of Mortgage Loans, including, without limitation, one or more of the following functions (or a portion thereof): (i) to supervise and oversee the performance of services of their obligations under servicing agreements, and (ii) to cause Mortgage Loans to be serviced in the event a service is terminated.

     "Master Servicing Agreement" means an agreement pursuant to which BBMC provides Master Servicing and, where applicable, Certificate Administration (including, without limitation, any rights to master servicing fees).

     "Master Servicing Portfolio" means those Mortgage Loans subject to Master Servicing Agreements.

     "Material Adverse Effect" means, with respect to any Person, considered on a consolidated basis, any effect on such Person that is, individually or in the aggregate, materially adverse to the business, operations or financial condition of such Person.

     "Mortgage" means with respect to a Mortgage Loan, a mortgage, deed of trust or other security instrument creating a lien upon real property and any other property described therein which secures a Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof.

     "Mortgage Loan" means a residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage that is (i) owned by BBMC or (ii) owned by an Investor and subject to a Servicing Agreement, Master Servicing Agreement or Certificate Administration Agreement.

     "Mortgage Loan Documents" means the credit and closing packages, custodial documents and escrow documents (including, without limitation, the Mortgage Note, the Mortgage, any assignment or endorsement of any such Mortgage Note or Mortgage, the title insurance policy, and any private mortgage insurance policy), and all other documents (i) in the possession of BBMC specifically pertaining to a Mortgage Loan or a Pipeline Loan, (ii) reasonably necessary for prudent servicing of a Mortgage Loan or a Pipeline Loan or (iii) reasonably necessary to establish the eligibility of the Mortgage Loan or a Pipeline Loan for insurance by an Insurer or sale to an Investor; in each case as required by applicable Regulations.

     "Mortgage Loan Payment" means a payment of interest or principal with respect to a Mortgage Loan.

     "Mortgage Note" means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

     "Mortgage Pool" means a group of Mortgage Loans that have been pledged, granted or sold to secure or support payments on specific mortgage-backed securities or specific participation certificates.

     "Mortgage Sale Agreement" means an agreement pursuant to which BBMC has sold or otherwise conveyed Mortgage Loans and BBMC has a repurchase or indemnity obligation in the event of breach by BBMC of a representation, warranty or undertaking contained therein.

     "Mortgaged Property" means the improved real property that secures a Mortgage Note and that is subject to a Mortgage, which is related to a Mortgage Loan.

     "Mortgagor" means the obligor(s) on a Mortgage Note.

     "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Overlap Period" has the meaning set forth in Section 10.1.

     "Parent" has the meaning set forth in Section 7.6.

     "Person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity.

     "Pipeline Loan" means each of those pending mortgage loans to be secured by a first priority mortgage lien on a one to four family residential property with respect to which BBMC has issued a commitment or otherwise agreed with an applicant to fund or determined to fund or has issued a commitment or otherwise agreed with a correspondent originator to purchase (including those mortgage loans which are pending with a correspondent originator and which otherwise meet BBMC's acquisition criteria for such mortgage loans), and which have not yet closed or been purchased from the correspondent originator.

     "Plans" has the meaning set forth in Section 4.11(a).

     "Pre-Closing Periods" has the meaning set forth in Section 10.1.

     "Purchase Agreements" means, collectively, the BBMC Purchase Agreement, the Subscription Agreement, the Management Subscription Agreement, the Purchaser Class B Nonvoting Common Stock Issuance Agreement and the Purchaser Class C Nonvoting Common Stock Purchase Agreement.

     "Purchaser" has the meaning set forth in the introductory paragraph hereof.

     "Purchaser Class A Common Stock" has the meaning set forth in Section
6.2(a).

     "Purchaser Class B Nonvoting Common Stock" has the meaning set forth in
Section 6.2(a).

     "Purchaser Class B Nonvoting Common Stock Issuance Agreement" means the Issuance Agreement, to be entered into on or prior to the Closing Date, between the Purchaser and a third party, pursuant to which such third party shall be issued 5,714 shares of Purchaser Class B Nonvoting Common Stock solely in exchange for services, as in effect from time to time.

     "Purchaser Class C Nonvoting Common Stock" has the meaning set forth in
Section 6.2(a).

     "Purchaser Class C Nonvoting Common Stock Purchase Agreement" means the Purchase Agreement, to be entered into on or prior to the Closing Date, pursuant to which the Seller shall sell 5,714 shares of Purchaser Class C Nonvoting Common Stock to a third party, as in effect from time to time.

     "Purchaser Disclosure Schedule" means the disclosure schedule delivered by Purchaser to Seller at the time of execution hereof.

     "Purchaser Stock Option Plan" means the Purchaser's Stock Option Plan, dated as of the Closing Date, providing for the issuance by the Purchaser to certain officers and employees of BBMC of options to purchase shares of Purchaser Class A Common Stock, and otherwise in form and substance satisfactory to the Seller, Lee and Madison Dearborn, as in effect from time to time.

     Rating Agency" means any nationally recognized statistical credit agency that at the time of any determination thereof has outstanding a rating on one or more classes of mortgage-backed securities or asset-b acked securities at the request of (i) BBMC or (ii) any other issuer of mortgage-backed securities or asset-backe d securities for which BBMC acts as master service or certificate administrator.

     "Real Property Lease" has the meaning set forth in Section 4.13(b).

     "REMIC" has the meaning set forth in Section 4.12(ix).

     "REO" means any residential real property owned by BBMC or an Investor as a result of a Foreclosure.

     "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereof, among Purchaser and certain shareholders of Purchaser, in substantially the form attached hereto as Exhibit B, as in effect from time to time.

     "Regulation" means any (i) federal, state or local law, rule or regulation,
(ii) requirement of an Insurer or (iii) requirement of an Agency, in each case with respect to the origination, insuring, purchase, sale or servicing of a Mortgage Loan or Collateral Certificate or the filing of a claim in respect thereof.

     "Related Agreements" means, collectively, the Certificate of Incorporation and by-laws of Purchaser, this Agreement, the Stockholder Agreement, the Registration Rights Agreement, the Purchase Agreements, the Exclusive Marketing Agreement, the Transitional Services Agreements, the Purchaser Stock Option Plan and any other agreement between any of Purchaser, Seller, BBMC, Lee, Lee Fund, Madison Dearborn, or any shareholder of Purchaser relating to the Corporation or BBMC which specifies that it is a Related Agreement for purposes of this Agreement.

     "Section 7.12 Tapes" has the meaning set forth in Section 7.12.

     "Seller" has the meaning set forth in the preamble.

     "Seller Disclosure Schedule" means the disclosure schedule delivered by Seller to Purchaser at the time of execution hereof.

     "Servicing" means Mortgage Loan servicing services including, without limitation, one or more of the following functions (or a portion thereof): (i) the administration and collection of payments for the reduction of principal and/or the application of interest on a Mortgage Loan; (ii) the collection of payments on account of taxes and insurance; (iii) the remittance of appropriate portions of collected payments; (iv) the provision of full escrow administration; (v) the pursuit of foreclosure and alternate remedies against a related Mortgaged Property; and (vi) the administration and liquidation of REO.

     "Servicing Agreement" means an agreement pursuant to which BBMC provides Servicing and, where applicable, Certificate Administration (including, without limitation, any rights to servicing fees and excess servicing compensation).

     "Servicing Compensation" means any servicing fees and any excess servicing compensation which BBMC is entitled to receive pursuant to any Servicing Agreement.

     "Servicing Portfolio" means those Mortgage Loans subject to Servicing Agreements.

     "State Agency" means any state agency or other entity with authority to regulate the mortgage-related activities of BBMC or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by BBMC.

     "Stockholder Agreement" means the Stockholder Agreement, dated as of the date hereof, among Purchaser, Seller, Lee Fund, Madison Dearborn and the other shareholders of Purchaser, in substantially the form attached hereto as Exhibit A, as in effect from time to time.

     "Subscription Agreement" means the Subscription Agreement, dated as of the date hereof, among Purchaser, Seller, Lee, Lee Fund and Madison Dearborn, as in effect from time to time.

     "Subsidiary" means, with respect to any entity, a corporation or other entity of which the outstanding shares of stock or other equity interests are Controlled by such entity, either directly or indirectly through one or more intermediaries.

     "Tape Date" has the meaning set forth in Section 7.12(a).

     "Tax" or "Taxes" has the meaning set forth in Section 4.12.

     "Tax Returns" has the meaning set forth in Section 4.12.

     "Third Party Consents" has the meaning set forth in Section 4.4.

     "Transfer Taxes" has the meaning set forth in Section 10.7.

     "Transitional Services Agreements" means, collectively, the Exclusive Marketing Agreement and any other agreements pursuant to which Seller provides at Seller's cost services to BBMC or Purchaser, as in effect from time to time.

     "VA" means the United States Department of Veterans Affairs and any successor thereto.

     "VA Loans" means Mortgage Loans which are guaranteed or are eligible to be guaranteed by VA.

     "Warehouse Loan Portfolio" means those Mortgage Loans owned by BBMC and held for sale.

                                   ARTICLE II

                                PURCHASE AND SALE

     2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of the BBMC Stock.

     2.2 Purchase Price. (a) In consideration for the sale of the BBMC Stock by the Seller to the Purchaser hereunder, the Purchaser shall (a) pay to the Seller cash in an amount equal to $146,250,000 (the "Cash Purchase Price") and (b) issue to the Seller 444,286 shares of Purchaser Class A Common Stock and 5,714 shares of Purchaser Class C Nonvoting Common Stock; provided, however, that in the event that, during the six (6) month period immediately following the Closing Date, the Purchaser acquires, directly or indirectly, all or any portion of the capital stock or all or any substantial portion of the assets of another Person, the Purchaser shall pay to Seller, on the effective date of such acquisition, cash in an additional amount determined by reference to Schedule
2.2 hereto.

     (b) As additional consideration for the sale of the BBMC Stock by the Seller to the Purchaser hereunder, in the event that the Closing shall not have occurred on or prior to the later to occur of (i) January 10, 1996 and (ii) the date that Seller and BBMC shall have obtained all governmental and third party consents, licenses, permits and approvals required to be obtained by Seller to perform its obligations hereunder or required to be obtained by BBMC in order to conduct its business after the Closing on substantially the same basis as such business was conducted prior to the Closing, then Purchaser shall pay to Seller, for the period commencing on such date and ending on the Closing Date, cash in an amount equal to the product of (1) $225,000,000 multiplied by (2) a rate per annum equal to the LIBOR Rate. Such amount shall be paid by Purchaser to Seller on the Closing Date and shall be calculated on a year of 365 days for the number of days elapsed.

     (c) As additional consideration for the sale of the BBMC Stock by the Seller to the Purchaser hereunder, the Purchaser shall pay to Seller on the Closing Date forty-five percent (45%) of the aggregate consideration received by Purchaser from the sale of shares of Purchaser Class A Common Stock pursuant to the Management Subscription Agreement.

     2.3 Actions to be taken at Closing. At the Closing and subject to the terms and conditions of this Agreement:

     (a) The Purchaser shall pay the Cash Purchase Price to the Seller by wire transfer of immediately available funds to such bank account in the United States of America as the Seller shall have designated in writing at least two
(2) Business Days prior to the Closing Date.

     (b) The Purchaser shall deliver to the Seller one or more stock certificates evidencing the 444,286 shares of Purchaser Class A Common Stock and 5,714 shares of Purchaser Class C Nonvoting Common Stock issued to the Seller.

     (c) The Seller shall deliver to the Purchaser one or more stock certificates evidencing the BBMC Stock, duly endorsed in blank or with stock powers therefor duly executed in blank.

     (d) Each party shall take such other actions, and shall execute and deliver such other instruments and documents, as shall be required under Article VIII hereof.

                                   ARTICLE III

                                     CLOSING

     Subject to the provisions of Articles VIII and IX hereof, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at 10:00 a.m. at the Boston, Massachusetts office of Bingham, Dana & Gould, on or prior to the fifth business day after the date on which all of the conditions contained in Article VIII hereof shall have been satisfied or waived or at such other place, day and time as the parties hereto may mutually agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date". Notwithstanding the first sentence of this
Article III, for all purposes of this Agreement, including, without limitation, the provisions of Article II above, the effective time of the Closing shall be the close of business on the Closing Date.

                                   ARTICLE IV


                           GENERAL REPRESENTATIONS AND
                              WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser that:

     4.1 Organization.

     (a) Seller is a duly organized and validly existing national banking association.

     (b) BBMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. True and complete copies of BBMC's charter and by-laws have been delivered to Purchaser. BBMC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary, except where failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on BBMC.

     4.2 Authority. Seller has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

     4.3 Non-Contravention. The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby and the performance by Seller of the obligations which it is obligated to perform hereunder will not, (a) violate any provision of the certificate of incorporation or by-laws or other organizational documents of Seller or BBMC,
(b) assuming that all material consents, authorizations, orders and approvals of, material filings or registrations with, and material notices to, each Agency or other United States federal, state or local governmental commission, board or other regulatory authority or agency (each a "Governmental Authority") listed in Sections 4.4(a) and 5.8(b) of the Seller Disclosure Schedule and all Third Party Consents listed in Sections 4.4(b) and 5.8(b) of the Seller Disclosure Schedule have been obtained or made, (i) violate in any material respect any material law, regulation, rule, order, judgment or decree (each an "Applicable Law") to which Seller or BBMC is subject or (ii) violate in any material respect, result in the termination or the acceleration (except as set forth in Section 5.3(c) of the Seller Disclosure Schedule with respect to the effect of a change in control on certain Listed Agreements) of, or conflict with in any material respect or constitute a material default under, any material mortgage, indenture, lease, franchise, license, permit, agreement or instrument (each a "Contract") to which Seller or BBMC is a party or by which any of their respective assets or properties are bound or (c) result in the creation of any Lien on any of the material assets or properties of Seller or BBMC or the loss of any material license or other material contractual right with respect thereto.

     4.4 Consents, Approvals and Notices. (a) Except as described in Section 4.4(a) or 5.8(b) of the Seller Disclosure Schedule, no material consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority and (b) except as described in Section 4.4(b) or 5.8(b) of the Seller Disclosure Schedule, no material consent, authorization, approval, waiver, order, license, certificate or permit or act of or from, or notice to, any Rating Agency or party to any Contract (collectively, "Third Party Consents") to which Seller or BBMC is a party or by which any of their respective assets or properties are bound, is required for the execution and delivery of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby, and the conduct by BBMC following the Closing of its business on substantially the same basis as such business was conducted prior to the Closing, except for such consents, authorizations, orders, approvals, filings, registrations, notices or Third Party Consents which are required solely by reason of the specific ownership or regulatory status of Purchaser or its Affiliates.

     4.5 Title to BBMC Stock. The transfer from Seller to Purchaser of the BBMC Stock pursuant to the provisions of this Agreement will transfer to Purchaser good and marketable title thereto, free and clear of any adverse claims or Liens (other than Liens created or incurred by Purchaser or any of its Affiliates).

     4.6 Capitalization of BBMC; Existing Options.

     (a) The authorized capital stock of BBMC consists of 10,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding (the "BBMC Stock"). All of the issued and outstanding shares of capital stock of BBMC are owned beneficially and of record by Seller, free and clear of any Liens. All issued and outstanding shares of capital stock of BBMC are validly issued, fully paid and non-assessable.

     (b) There are no outstanding obligations, warrants, options or other rights to subscribe for or purchase from BBMC, Seller or any Affiliate of Seller, or any other contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of any class of stock of or any equity interest in BBMC, or any securities or other instruments convertible into or exchangeable for shares of any class of stock of or any equity interest in BBMC other than (i) the rights of Purchaser created by this Agreement or (ii) created by Purchaser or any of its Affiliates.

     (c) As of the date hereof, BBMC neither owns nor has the option to acquire, directly or indirectly, any equity interest in any Person, except as set forth in Section 4.6(c) of the Seller Disclosure Schedule. As of the Closing, BBMC will neither own nor have the option to acquire, directly or indirectly, any equity interest in any Person, except (i) as set forth in Section 4.6(c) of the Seller Disclosure Schedule and (ii) equity interests acquired since the date hereof in satisfaction of debts previously contracted in good faith.

     (d) Except as set forth in Section 4.6(d) of the Seller Disclosure Schedule, BBMC has no Subsidiaries and is not a party to any partnership or joint venture.

     4.7 Financial Statements. Set forth in Section 4.7 of the Seller Disclosure Schedule are the following financial statements (collectively, the "Financial Statements"): (a) BBMC's audited balance sheets as of December 31,

1993 and December 31, 1994 and the related audited statements of operations, changes in shareholder's equity and cash flows for the years then ended; and (b) BBMC's unaudited balance sheet as of September 30, 1995 (the "Balance Sheet") and the related unaudited statements of operations, changes in shareholder's equity and cash flows for the nine months then ended. Except as otherwise indicated in Section 4.7 of the Seller Disclosure Schedule, the Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present the financial position of BBMC as of the dates thereof and the results of BBMC's operations for the periods then ended. The books and records of the Seller have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     4.8 Litigation. (a) Except as set forth in Section 4.8(a)(i) of the Seller Disclosure Schedule, as of the date of this Agreement, there is no regulatory investigation of which Seller has knowledge or administrative proceeding pending before any court, arbitrator or Governmental Authority (each, a "Litigation") against BBMC. Except as set forth in Section 4.8(a)(i) of the Seller Disclosure Schedule, there is no other action, suit or proceeding pending before any court against BBMC or Seller which (i) if adversely determined, would have a Material Adverse Effect on BBMC or (ii) challenges the validity or the propriety of the transactions contemplated by this Agreement. Section 4.8(a)(ii) of the Seller Disclosure Schedule lists, as of the date of this Agreement, all material orders, judgments, injunctions and decrees applicable to BBMC, and BBMC is not in material violation of any such order, judgment, injunction or decree.

     (b) Except as set forth in Section 4.8(b) of the Seller Disclosure Schedule, as of the date of this Agreement, there is no Litigation, to the knowledge of Seller, threatened against BBMC before any court, arbitrator or Governmental Authority which if adversely determined would have a Material Adverse Effect on BBMC.

     4.9 Compliance with Laws: Permits and Licenses. (a) Except as set forth in
Section 4.9(a) of the Seller Disclosure Schedule, the operations of BBMC are being conducted in compliance with all Applicable Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on BBMC.

     (b) Except as set forth in Section 4.9(b) or 5.8(a) of the Seller Disclosure Schedule, BBMC holds all permits, certificates, licenses, approvals and other authorizations (or, where legally permissible, has waivers thereof or is entitled to exemptions therefrom) of each Governmental Authority necessary for the operation of its business as presently conducted, except where the failure to so hold would not reasonably be expected to have a Material Adverse Effect on BBMC.

     4.10 Absence of certain Changes or Events. Since December 31, 1994, except as set forth in Section 4.10 of the Seller Disclosure Schedule or as expressly permitted by this Agreement, BBMC has carried on its business in all material respects in the ordinary course consistent with past practices and there has not been:

     (a) any material change by BBMC in accounting methods, principles or practices, except as required by law or by changes in GAAP and, with respect to the representation and warranty made as of the Closing Date, the potential implementation by BBMC of the accounting change described in FASB 122;

     (b) other than in the ordinary course of business consistent with past practice, any entry by BBMC into any material contract, transaction or commitment, including any loan, lease, purchase or sale of assets, borrowing or capital expenditure, or any commitment therefor;

     (c) any change or development in or affecting the business, operations or financial condition of BBMC that has had or could reasonably be expected to have a Material Adverse Effect on BBMC;

     (d) any write-off by or in respect of BBMC as uncollectible of any note or account receivable, except write-offs in the ordinary course of business consistent with past practice;

     (e) any agreement by BBMC or any of its Affiliates to do any of the foregoing;

     (f) except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect on December 31, 1994, any increase by BBMC in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1994 (which amounts have been previously disclosed to Purchaser), any grant by BBMC of any severance or termination pay, the entry by BBMC into any contract to make or grant any severance or termination pay, or the payment by BBMC of any bonus other than year-end bonuses for fiscal 1995; or

     (g) any strike, work stoppage, slow-down, or other labor disturbance with respect to BBMC.

     4.11 Employee Benefits Matters. (a) Section 4.11(a) of the Seller Disclosure Schedule contains a true and complete list of each "employee benefit plan" within the meaning of Section 3(3) of ERISA, and each stock, deferred compensation, incentive, vacation, sick pay, leave, severance pay, or fringe benefit plan, policy, or arrangement, which BBMC maintains, contributes to or is a party to, or for which BBMC has any liability or contingent liability (collectively, the "Plans"). Complete and accurate copies of all Plan documents have been delivered to Purchaser.

     (b) Except as otherwise provided in Section 4.11(b) of the Seller Disclosure Schedule, and except to the extent that any breach of the representation and warranty made in this sentence would not have a Material Adverse Effect on BBMC, (i) each Plan is and has been maintained in compliance with ERISA and the Code and has been administered and operated in accordance with its terms; (ii) each Plan which is intended to be "qualified" within the meaning of Section 401 (a) of the Code has received a favorable determination letter from the IRS and, to the knowledge of Seller, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination; (iii) no Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA; (iv) BBMC has not engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to
Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code; (v) no liability, claim, action or litigation has been incurred, made, commenced or, to the knowledge of Seller, threatened against BBMC or any Plan (other than for benefits and administrative expenses payable in the ordinary course and insurance premiums payable to the Pension Benefit Guaranty Corporation); (vi) with respect to any Plan which is subject to Title IV of ERISA, as of the most recent actuarial valuation prepared for such Plan, the aggregate present value of the accrued liabilities thereof did not exceed the aggregate fair market value of the assets allocable thereto; and (vii) no Plan is a Multiemployer Plan.

     (c) No Plan provides benefits, including, without limitation, death, medical or severance benefits, with respect to current or former employees, officers, or directors of BBMC (or their beneficiaries) beyond their retirement or other termination of service, other than (i) coverage for benefits mandated by applicable law, (ii) death benefits or retirement benefits under an "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), (iii) deferred compensation benefits properly accrued as liabilities on the Financial Statements, or (iv) benefits the full cost of which is borne by the current or former employee, officer, or director, or his or her beneficiaries.

     (d) All required contributions to, and all payments with respect to, the Plans have been timely made.

     4.12 Taxes. (a) The Parent has timely filed or caused to be filed, or will timely file or cause to be filed on or prior to the Closing Date, all material federal, state, local and foreign income tax returns and reports (collectively, the "Tax Returns") which are required to be filed by or with respect to BBMC on or prior to the Closing Date (taking into account any properly granted extensions of time to file any Tax Return). Except as set forth in Section 4.12 of the Seller Disclosure Schedule, all material federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, backup withholding, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, and other tax of any kind whatsoever, including any interest, penalty (including penalties for failure to file information returns or other returns), or addition thereto or with respect thereto, whether disputed or not (collectively, "Taxes"), due and payable solely by BBMC with respect to taxable years or other taxable periods ending on or prior to the Closing Date have been, or on or prior to the Closing Date will be, paid or adequately disclosed and fully provided for as a liability accrual set forth on Schedule 7.1(m) and taken into account for purposes of determining the parties' obligations under Section 7.1(m) hereof. Except as set forth in Section 4.12 of the Seller Disclosure Schedule, to the knowledge of Seller, (a) there are no waivers in effect of the applicable statutory period of limitation for Taxes of BBMC (other than Taxes of BBMC relating to a BKBC Group Tax return) for any taxable period and (b) no deficiency assessment or proposed adjustment with respect to any Tax liability of BBMC (other than Tax liabilities relating to a BKBC Group Tax return) for any taxable period is pending or has been threatened in writing.

     (b) The Parent is the "common parent" of an "affiliated group" of corporations (as those terms are used in Section 1504(a) of the Code and Treasury Regulations promulgated under Section 1502 of the Code) which includes Seller and BBMC (the "BKBC Group"). The Parent, Seller, and BBMC are eligible to file a consolidated federal income Tax Return for the taxable period of the Parent including the Closing Date, and BBMC will be included in such consolidated federal income Tax Return for its taxable period ending on the Closing Date.

     (c) Each of Seller and BBMC is a "U.S. person" within the meaning of
Section 7701(a)(30) of the Code.

     (d) For purposes of this Section 4.12 the term "BBMC" shall include BBMC (as otherwise defined in Article I) and each of its subsidiaries.

     4.13 Ownership and Leases of Real Property. (a) As of the date of this Agreement, except as set forth in Section 4.13 of the Seller Disclosure Schedule, BBMC does not own, beneficially or of record, any real property (other than REOs).

     (b) Section 4.13 of the Seller Disclosure Schedule lists all real estate leased as of the date of this Agreement by BBMC as lessee. Each lease with respect to such real estate (collectively, the "Real Property Leases") is a valid and binding obligation of BBMC and is in full force and effect in all material respects; all rents and additional rents due to date on each Real Property Lease have been paid; in each case, BBMC is in peaceable possession and no waiver, indulgence or postponement of BBMC's material obligations thereunder has been granted by the lessor; and there exists no material default or event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a material default by BBMC under any such Real Property Lease.

     4.14 Insurance. Section 4.14 of the Seller Disclosure Schedule lists all policies of insurance relating to the business or operations of BBMC in effect as of the date of this Agreement (other than title insurance policies or insurance policies relating exclusively to mortgage or other loans originated or serviced by BBMC which name BBMC as an insured party thereunder), whether maintained by BBMC or Parent. As of the date of this Agreement, all such policies are in full force and effect, all premiums due thereon have been paid and BBMC has complied in all material respects with the provisions thereof and none of such policies is subject to any retroactive premium adjustment.

     4.15 Intellectual Property. (a) Section 4.15 of the Seller Disclosure Schedule lists, as of the date of this Agreement (i) all foreign and domestic patents and patent applications which are owned (A) by BBMC or (B) by an Affiliate of BBMC specifically for use by BBMC; and (ii) all copyright registrations, trademark registrations, trademark registration applications, service mark registrations, service mark registration applications and trade names (exclusive of any such registration, application or name using the name "BancBoston Mortgage Company", "BancBoston" or any derivative thereof or the Eagle or 1784 symbol in any form) which are (A) owned by BBMC or (B) owned by an Affiliate of BBMC and used primarily or exclusively by BBMC (collectively, the "Intellectual Property"). Section 4.15 of the Seller Disclosure Schedule also lists (1) all material license agreements of patent, trademark or service mark rights entered into by or primarily for use by BBMC and (2) all material computer programs and databases utilized on a regular basis by BBMC (excluding computer programs marketed to the general public).

     (b) Unless otherwise indicated in Section 4.15 of the Seller Disclosure Schedule, as of the date of this Agreement (i) there are no existing or, to the knowledge of Seller, threatened claims by any third party based on the use by, or challenging the ownership of, BBMC or any Affiliate of BBMC of any Intellectual Property, or any claims challenging any material rights of BBMC or any Affiliate of BBMC under the license agreements or to the use of the computer programs and databases listed in Section 4.15 of the Seller Disclosure Schedule;
(ii) to the knowledge of Seller, (A) none of the methods or services which BBMC offers, sells or provides materially infringes upon any Intellectual Property of others, (B) none of the Intellectual Property is being infringed by others in any material respect and (C) none of the material rights of BBMC or any Affiliate of BBMC under the license agreements or to the use of the computer programs and databases listed under Section 4.15 of the Seller Disclosure
Schedule is being violated in any material respect; (iii) BBMC and/or Affiliates of BBMC own all right, title and interest in the Intellectual Property; and (iv) to the knowledge of Seller, neither BBMC nor any Affiliate of BBMC has received any oral or written claim or demand from any Person pertaining to or challenging the right of BBMC or any Affiliate of BBMC to use any Intellectual Property, or any such claim or demand challenging the rights of BBMC or any Affiliate of BBMC under the license agreements or to the use of the computer programs and databases listed under Section 4.15 of the Seller Disclosure Schedule and no proceedings have been instituted, are pending or are threatened which challenge such rights. Within the 12-month period immediately prior to the date of this Agreement, BBMC has not made use of any intellectual property material to the operation of its business other than rights under Intellectual Property or the license agreements, computer programs and databases listed in Section 4.15 of the Seller Disclosure Schedule.

     4.16 Transactions with Affiliates. Section 4.16 of the Seller Disclosure Schedule lists all material agreements in effect as of the Closing Date (such schedule to be delivered to the Purchaser not less than five (5) Business Days prior to the Closing Date, with respect to services provided by or to BBMC with respect to any Affiliate of BBMC. Except as set forth in Section 4.16 of the Seller Disclosure Schedule, such agreements were entered into on commercially reasonable terms and conditions.

     4.17 Certain Labor Matters. (a) BBMC is in substantial compliance with all federal, state and other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, except where the failure to so comply or such unfair labor practice could not reasonably be expected to have a Material Adverse Effect on BBMC; (b) no unfair labor practice complaint against BBMC is pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against or involving BBMC; (d) no representation question exists respecting the employees of BBMC; (e) no grievance which is likely to have a Material Adverse Effect on BBMC exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (f) no collective bargaining agreement is currently being negotiated by BBMC; and (g) BBMC has not experienced any material labor difficulty during the last three years.

     4.18 Brokers. No broker, investment banker, financial advisor or other Person, other than Schroder Wertheim & Co. Incorporated, the fees and expenses of which will be paid by Seller or an Affiliate (other than BBMC) thereof, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

     4.19 No Undisclosed Liabilities. Except as disclosed in Section 4.8(a)(i), 4.8(a)(ii), 4.8(b) or 4.19 of the Seller Disclosure Schedule and except for (a) liabilities disclosed, reserved for or otherwise reflected in the Balance Sheet and (b) liabilities incurred in the ordinary course of business by BBMC after September 30, 1995, BBMC has not incurred any liabilities (contingent or otherwise) that have had, or would reasonably be expected to have, a Material Adverse Effect on BBMC.

     4.20. Certain Contracts. (a) Except as set forth in Section 4.20 of the Seller Disclosure Schedule, BBMC is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants,
(ii) which, due to the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Purchaser or BBMC to any officer or employee of BBMC, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on notice of 60 days or less involving the payment of more than $100,000 per annum, (v) which materially restricts the conduct of any line of business by BBMC or (vi) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 4.20(a), whether or not set forth in Section 4.20 of the Seller Disclosure Schedule, is referred to herein as a "Company Contract".

     (b) Seller has previously delivered or made available to Purchaser true and correct copies of each Company Contract listed on Section 4.20 of the Seller Disclosure Schedule.

     (c) Except as set forth in Section 4.20 of the Seller Disclosure Schedule,
(i) each Company Contract is valid and binding and in full force and effect in all material respects, (ii) BBMC has in all material respects performed all obligations required to be performed by it to date under each Company Contract,
(iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of BBMC under any such Company Contract, and (iv) to the knowledge of the Seller, no other party to such Company Contract is in default in any material respect thereunder.

                                    ARTICLE V

                        MORTGAGE BANKING REPRESENTATIONS
                                    OF SELLER

     Seller represents and warrants to Purchaser that:

     5.1 Portfolios and Listed Agreements. (a) Section 5.1(a) of the Seller Disclosure Schedule contains a list of all Servicing Agreements to which BBMC is a party as of the date hereof.

     (b) Section 5.1(b) of the Seller Disclosure Schedule contains a list of all Master Servicing Agreements to which BBMC is a party as of the date hereof.

     (c) Section 5.1(c) of the Seller Disclosure Schedule contains a list of all Certificate Administration Agreements to which BBMC is a party as of the date hereof.

     (d) Section 5.1(d) of the Seller Disclosure Schedule contains a list of all Mortgage Sale Agreements entered into by BBMC after January 1, 1993 and to which BBMC is a party as of the date hereof.

     (e) Section 5.1(e) of the Seller Disclosure Schedule contains a list of all Collateral Certificate Sale Agreements entered into by BBMC after January 1, 1993 and to which BBMC is a party as of the date hereof.

     (f) Section 5.1(f) of the Seller Disclosure Schedule contains a list of all Investment Commitments to which BBMC is party as of the date hereof, except for Pipeline Loans to be funded or acquired by BBMC, which Pipeline Loans shall be disclosed as of the Tape Date on the tape referred to in Section 7.12(b).

     5.2 Portfolio Information. The information furnished by Seller to Purchaser pursuant to Section 7.12(a) and (b) was true and correct in all material respects as of the date furnished.

         5.3 Enforceability of Listed Agreements. (a) Seller has previously made available to Purchaser true and complete copies of all Listed Agreements. Each Listed Agreement and the Regulations applicable thereto set forth all the material terms and conditions of BBMC's rights against and obligations to the Agencies, Contract Parties, Investors and Insurers and there are no written or oral agreements that modify, supplement or amend any such Listed Agreement other than such modifications, supplements or amendments which would not have a material adverse effect on the rights of BBMC under the related Listed Agreement. Each of the Listed Agreements is a valid and binding obligation of BBMC, is in full force and effect in all material respects, and is enforceable against BBMC in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

         (b) There is no pending or, to the knowledge of Seller, threatened cancellation or partial termination of any Listed Agreement.

         (c) Except as set forth in Section 5.3(c) of the Seller Disclosure Schedule, the rights of BBMC under each of the Listed Agreements are owned by or for the account of BBMC, free and clear of any Liens, including, without limitation, the right to receive servicing fees, excess servicing fees, master servicing fees, certificate administration fees or other compensation, if any.

         5.4 Compliance with Listed Agreements. (a) Except as set forth in
Section 5.4(a) of the Seller Disclosure Schedule, there is no material default or breach by BBMC under any Listed Agreement, and no event has occurred which with the passage of time or the giving of notice or both would constitute a material default or breach by BBMC under any such Listed Agreement or would permit termination or modification of any such Listed Agreement by a third party without the consent of BBMC.

         (b) Except as set forth in Section 5.4(b) of the Seller Disclosure Schedule, there exists no material breach of a representation and warranty by BBMC set forth in a Listed Agreement (each of which was made as of the date specified in such Listed Agreement) which gives rise to a remedy against BBMC under such Listed Agreement.

         5.5 Advances. Except as set forth in Section 5.5 of the Seller Disclosure Schedule, there are no pooling, participation, Servicing or other agreements to which BBMC is a party which obligate it to make Advances with respect to defaulted or delinquent Mortgage Loans, other than as provided in GNMA, FNMA or FHLMC pooling and Servicing agreements. Each Advance is a valid and subsisting amount owing to BBMC, is carried on the books of BBMC at values determined in accordance with GAAP and is not subject to any setoff or claim of the account debtor arising from acts or omissions of BBMC.

         5.6 No Recourse. Except as provided in Section 5.6 of the Seller Disclosure Schedule or in the applicable Regulations, and except with respect to GNMA so-called "VA no bid" loans, BBMC is not a party to (a) any agreement, arrangement or obligation with or to any Person, including any Agency, Contract Party or Investor, to repurchase from any such Person any Mortgage Loan, Collateral Certificate or Mortgaged Property serviced for others or (b) any agreement, arrangement or understanding to reimburse, indemnify or hold any such Person harmless or otherwise assume liability with respect to any loss, cost or expense suffered or incurred as a result of the Foreclosure or sale of any such Mortgage Loan, Collateral Certificate or Mortgaged Property, except insofar as
(i) such recourse is based upon (A) a breach (or condition equivalent to a breach) by BBMC of a representation, warranty, covenant or undertaking or (B) BBMC's act or omission in respect of such Mortgage Loan, Collateral Certificate or Mortgaged Property or in connection with such Foreclosure or sale or (ii) BBMC incurs expenses in excess of the reimbursement limits, if any, set forth in a Listed Agreement or applicable Regulation.

         5.7 Warehouse Loan Representations and Warranties. With respect to each Mortgage Loan which, as of any date of determination, is a part of the Warehouse Loan Portfolio and is not an Extended Warehouse Loan:

              (i) the information with respect to such Mortgage Loan set forth in the Section 5.2(a) Tape is correct in all material respects as at the date or dates with respect to which such information is furnished as specified herein;

              (ii) immediately prior to the transfer and assignment contemplated by this Agreement, BBMC is the sole owner and holder of such Mortgage Loan, free and clear of any and all Liens (other than Liens securing indebtedness reflected on the Balance Sheet);

              (iii) (A) the related Mortgage is a valid, subsisting and enforceable first lien on the related Mortgaged Property, and (B) except as set forth in Section 5.7(iii) of the Seller Disclosure Schedule, the related Mortgaged Property is free and clear of all encumbrances and liens having priority over the first lien of the related Mortgage (except for liens for real estate taxes and assessments not yet due and payable) and, if the related Mortgaged Property is a condominium unit, any lien for common charges permitted by statute;

              (iv) neither BBMC nor, to Seller's knowledge, any prior holder of the related Mortgage or the related Mortgage Note has (A) modified the related Mortgage or the related Mortgage Note that would cause the information set forth in the Section 5.2(a) Tape to be incorrect in any material respect, (B) satisfied, canceled or subordinated the related Mortgage or the related Mortgage Note in whole or in part, (C) released the related Mortgaged Property in whole or in part from the lien of the related Mortgage, or (D) executed any instrument of release, cancellation, modification or satisfaction of the related Mortgage or the related Mortgage Note that would cause the information set forth in the Section 5.2(a) Tape to be incorrect in any material respect;

              (v) all taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges previously due and owing relating to the related Mortgaged Property for which an escrow is required, have been paid, or an escrow of funds in an amount sufficient to pay for every such item which remains unpaid has been established, to the extent permitted by law;

              (vi) to Seller's knowledge, there is no proceeding pending or threatened for the total or partial condemnation of the related Mortgaged Property and the related Mortgaged Property is undamaged by water, fire, earthquake or earth movement, windstorm, flood, tornado or similar casualty, so as to affect materially adversely the value of the related Mortgaged Property as security for such Mortgage Loan or the use for which the premises were intended;

              (vii) to Seller's knowledge, the related Mortgaged Property is free and clear of all mechanics' and materialmen's liens or liens in the nature thereof that have rights coordinate with or prior to the related Mortgage;

              (viii) except for such Mortgage Loans secured by cooperative unit shares or leasehold interests, the related Mortgaged Property consists of a fee simple estate in real property and, to Seller's knowledge, all of the improvements which are included for the purpose of determining the appraised value of the related Mortgaged Property lie wholly within the boundaries and building restriction lines of such property and no improvements on adjoining properties encroach upon the Mortgaged Property (unless insured against under the applicable title insurance policy);

              (ix) such Mortgage Loan meets, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury, and such Mortgage Loan is not usurious;

              (x) to Seller's knowledge, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the related Mortgaged Property and, with respect to the use and occupancy of the same, including, but not limited to, certificates of occupancy, have been made or obtained from the appropriate authorities;

              (xi) except for any Mortgage Loans set forth in Section 5.7(xi) of the Seller Disclosure Schedule, no payment required under such Mortgage Loan is more than 30 days past due and such Mortgage Loan had no more than one such delinquency in the preceding 13 months;

              (xii) (A) the related Mortgage Note, the related Mortgage and the other agreements executed in connection therewith are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law), and (B) to Seller's knowledge, all parties to the related Mortgage Note and the related Mortgage had legal capacity to execute such Mortgage Note and such Mortgage and the related Mortgage Note and the related Mortgage has been duly and properly executed by the related mortgagor;

              (xiii) any and all requirements of any federal, state or local law with respect to the origination of such Mortgage Loan, including, without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to such Mortgage Loan, have been complied with in all material respects;

              (xiv) (A) the proceeds of such Mortgage Loan have been fully disbursed, there is no requirement for future advances thereunder, and
         (B) all costs, fees and expenses incurred in making, closing or recording such Mortgage Loan have been paid except recording fees with respect to a related Mortgage not recorded but which are in the process of being recorded or fees which are not BBMC's responsibility;

              (xv) such Mortgage Loan (except any such Mortgage Loan secured by related Mortgaged Property located in any state as to which an opinion of counsel of the type customarily rendered in such state in lieu of title insurance is instead received) is covered by an ALTA mortgagee title insurance policy or other generally acceptable form of policy or insurance acceptable to FNMA or FHLMC, issued by a title insurer acceptable to FNMA or FHLMC, insuring the originator, its successors and assigns, as to the first priority lien of the related Mortgage in the original principal amount of such Mortgage Loan and subject only to
         (A) the lien of current real property taxes and assessments not yet due and payable, (B) covenants, conditions and restrictions, rights-of-way, easements and other matters of public record as of the date of recording of the related Mortgage generally acceptable to mortgage lending institutions in the area in which the related Mortgaged Property is located or specifically referred to in the appraisal performed in connection with the origination of such Mortgage Loan, (C) liens created pursuant to any federal, state or local law, regulation or ordinance affording liens for the costs of clean up of hazardous substances or hazardous wastes or for other environmental protection purposes and (D) such other matters to which like properties are commonly subject which do not individually, or in the aggregate, materially interfere with the benefits of the security intended to be provided by the related Mortgage; BBMC and its successors and assigns are the sole insureds of such mortgagee title insurance policy, any assignment of BBMC's interest in such mortgagee title insurance policy does not require any consent of or notification to the insurer which has not been obtained or made, such mortgagee title insurance policy is in full force and effect, and such mortgage title insurance policy has an environmental protections lien endorsement in effect, which is generally equivalent to ALTA 8.1, and, in the case of such Mortgage Loan which bears an adjustable interest rate, an adjustable rate mortgage loan endorsement in effect, which is generally equivalent to ALTA 6.1;

              (xvi) the related Mortgaged Property securing such Mortgage Loan is insured by an insurer acceptable to FHLMC or FNMA against loss by fire and such hazards as are covered under a standard extended coverage endorsement, in an amount which is not less than the lesser of 100% of the insurable value of the related Mortgaged Property and the outstanding principal balance of such Mortgage Loan; if the related Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project; the insurance policy contains a standard clause naming the originator of such Mortgage Loan, its successor and assigns, as insured mortgagee; if upon origination of such Mortgage Loan, the improvements on the related Mortgaged Property were in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (A) the outstanding principal balance of such Mortgage Loan, (B) the full insurable value and (C) the maximum amount of insurance which was available under the Flood Disaster Protection Act of 1973, as amended; and the related Mortgage obligates the related mortgagor thereunder to maintain all such insurance at such mortgagor's cost and expense;

              (xvii) to Seller's knowledge, there is no material default, breach, violation or event of acceleration existing under the related Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration; and no foreclosure action is threatened or has been commenced with respect to such Mortgage Loan;

              (xviii) to the knowledge of Seller, neither the related Mortgage Note nor the related Mortgage is subject to any right of rescission, set-off, counterclaim or defense, nor will the operation of any of the terms of the related Mortgage Note or the related Mortgage, or the exercise of any right thereunder, render the related Mortgage Note or the related Mortgage unenforceable, in whole or in part, or subject it to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, except, in the case of the exercise of rights under a Mortgage Note or a Mortgage, as a result of limitations imposed by so-called single-action laws or similar laws in effect in any state;

              (xix) (A) with respect to Mortgage Loans which are not balloon loans, the related Mortgage Note is payable in monthly payments resulting in complete amortization of the Mortgage Loan over a term of not more than 360 months, and (B) with respect to Mortgage Loans which are balloon loans, the related Mortgage Note has an original term to stated maturity of no more than 84 months, is payable in level monthly installments of principal and interest based on a 30-year amortization schedule up to the stated maturity date thereof, bears a fixed mortgage interest rate and provides that the full outstanding principal balance of such Mortgage Note is due and payable, together with accrued interest thereon, on its stated maturity date;

              (xx) the related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the related Mortgaged Property of the benefits of the security, including realization by judicial or nonjudicial foreclosure (subject to any limitation arising from any bankruptcy, insolvency or other law for the relief of debtors), and there is no homestead or other exemption available to the related mortgagor which would interfere with such right of foreclosure;

              (xxi) to Seller's knowledge, the related mortgagor with respect to such Mortgage Loan is not a debtor in any state or federal bankruptcy or insolvency proceeding;

              (xxii) the related Mortgaged Property is located in the United States and consists of a single parcel of real property upon which is built a one to four family residential property which may include a detached home, townhouse, condominium unit, a unit in a planned unit development or, in the case such Mortgage Loan is secured by cooperative unit shares, leases or occupancy agreements;

              (xxiii) such Mortgage Loan was originated by either: (A) a savings and loan association, savings bank, commercial bank, credit union, insurance company, or similar institution which is supervised and examined by a federal or state authority; (B) a mortgagee approved by the secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act (an "Approved Mortgagee") or (C) a mortgage broker sponsored by an Approved Mortgagee; and

              (xxiv) such Mortgage Loan is a "qualified mortgage" within the meaning of Section 8600 of the code.

         5.8 Mortgage Banking Licenses and Qualification. (a) Except as set forth in Section 5.8(a) of the Seller Disclosure Schedule, BBMC (i) to the extent required for the conduct of its current business, is approved (A) by FHA as an approved mortgagee and servicer for FHA Loans, (B) by VA as an approved lender and service for VA Loans, (C) by FNMA and FHLMC as an approved seller/servicer of first lien residential mortgages, and (D) by GNMA as an authorized issuer and approved servicer of GNMA-guaranteed mortgage-backed securities and (ii) has all other material certifications, authorizations, licenses, permits and other approvals (together with the approvals and qualifications set forth in clause (i), the "Licenses") necessary to conduct its current business.

         (b) Except as set forth in Section 5.8(b) of the Seller Disclosure Schedule, to the knowledge of Seller, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will affect the validity of any License currently possessed by BBMC, and all such Licenses will be in full force and effect immediately after the Closing Date; provided, however, that no representation is made with respect to the impact or effect of any business, conduct, activities or regulatory status of Purchaser or any Affiliate thereof on any such License.

         (c) BBMC is in compliance with all requirements relating to all of its Licenses, and Seller knows of no threatened suspension, cancellation or invalidation of any such License except where such failure, non-compliance or threatened suspension, cancellation or invalidation would not reasonably be expected to have a Material Adverse Effect on BBMC.

         5.9 Mortgage Banking Compliance. (a) Except as set forth in Section 5.9(a) of the Seller Disclosure Schedule, BBMC is in compliance in all material respects with (i) all applicable Regulations, (ii) all orders, writs, decrees, injunctions and other requirements of any court or governmental authorities applicable to it, its properties and assets and the conduct of its business and
(iii) all Mortgage Loan Documents relating to each Mortgage Loan. Any and all Regulations and requirements of any federal, state or local law with respect to the documentation, underwriting, origination, modification and sale of each Mortgage Loan in the Servicing Portfolio, including, without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to such Mortgage Loan, have been complied with in all material respects except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on BBMC.

         (b) BBMC has timely filed all reports required by any Agency, Investor or Insurer or by any federal, state or municipal law, Regulation or ordinance to be filed by BBMC except where the failure to file such reports would not reasonably be expected to have a Material Adverse Effect on BBMC. BBMC has not done or failed to do, and has not caused to be done or omitted to be done, any act required of BBMC, the effect of which would operate to invalidate or materially impair (i) any approval of any Agency or Investor, (ii) any FHA insurance or commitment of the FHA to insure, (iii) any VA Guarantee or commitment of the VA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, (vii) any flood insurance policy,
(viii) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by HUD, GNMA, FNMA, FHA, FHLMC, VA or a private mortgage insurer or (ix) any surety or guaranty agreement, except where such act or failure to act would not reasonably be expected to have a Material Adverse Effect on BBMC.

         (c) Except as disclosed in Section 5.9(c) of the Seller Disclosure Schedule, to the Seller's knowledge, no Agency, Investor or Insurer has (i) claimed that BBMC has violated or not complied in any material respect with the applicable underwriting standards with respect to Mortgage Loans sold by BBMC to an Investor or (ii) imposed any restrictions on the activities (including commitment authority) of BBMC. Except as disclosed in Section 5.9(c) of the Seller Disclosure Schedule, to the knowledge of the Seller, there exist no facts or circumstances which would entitle an Investor to demand repurchase of a Mortgage Loan or which would entitle an Insurer (A) to demand indemnification from BBMC, (B) to cancel (or deny with respect to any pending Mortgage Loan) any mortgage insurance held for BBMC's benefit or (C) to reduce any mortgage insurance benefits payable to BBMC.

         5.10 Inquiries. Section 5.10 of the Seller Disclosure Schedule contains a true and correct list of each audit, investigation and complaint against BBMC by any Agency, Investor or Insurer commenced since January 1, 1992 which resulted in a determination of a material failure to comply with applicable Regulations or otherwise resulted in (a) a repurchase by BBMC of ten or more Mortgage Loans and/or REOs from such Agency, Investor or Insurer in any period equal to or less than one year, (b) indemnification by BBMC in connection with ten or more Mortgage Loans in any period equal to or less than one year, (c) rescission of an insurance or guaranty contract or agreement applicable to ten or more Mortgage Loans or (d) payment of a penalty to an Agency, Investor or Insurer. Except as set forth in Section 5.10 of the Seller Disclosure Schedule and except for customary ongoing quality control reviews, no such audit, investigation or complaint is, to the knowledge of Seller, pending or threatened. Seller has made available to Purchaser copies of all written reports and other material documents received in connection with such audits, investigations, complaints and inquiries.

         5.11 Correspondent Agreements. Each Correspondent Agreement is a valid and binding contract in full force and effect in all material respects. Except as set forth in Section 5.11 of the Seller Disclosure Schedule, BBMC is not in material default under any Correspondent Agreement.

         5.12. Custodial Accounts. BBMC has full power and authority to establish and, to the extent applicable, maintain escrow accounts ("Custodial Accounts") for the Mortgage Loans, and is the lawful fiduciary of all Custodial Accounts related to the Mortgage Loans. Such Custodial Accounts comply in all material respects with (a) all applicable Regulations and (b) all terms of the Mortgage Loans relating thereto, and all such Custodial Accounts have been maintained in all material respects in accordance with usual and customary industry practice during any period during which BBMC has been responsible for maintaining such Custodial Accounts. Except as required by applicable Regulations, BBMC is not required to pay interest on the Custodial Accounts during any period during which BBMC is responsible for maintaining such Custodial Accounts.

         5.13. Environmental Matters. Except as set forth in Section 5.13 of the Seller Disclosure Schedule:

         (a) BBMC is, and has been, in compliance in all material respects with all applicable federal, state and local laws, including common law, Regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution, or discharge of, or exposure to, Hazardous Materials (as defined in Section 5.13(f) hereof) in the environment or workplace ("Environmental Laws").

         (b) There is no suit, action or proceeding pending or, to the knowledge of the Seller, threatened before any governmental entity or other forum in which BBMC has been or, with respect to threatened proceedings, could reasonably be expected to be, named as a defendant (i) for alleged noncompliance with Environmental Laws, or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at or on a site owned, leased or operated by BBMC.

         (c) To the knowledge of Seller, there is no reasonable basis for any suit, claim, action or proceeding as described in subsection (b) of this Section 5.13, except as would not be reasonably expected, individually or in the aggregate, to have Material Adverse Effect on BBMC.

         (d) During the period of the ownership or operation by BBMC of any properties currently owned, leased or operated by BBMC, there has been no material release of any Hazardous Material or oil in, on, under or affecting such properties.

         (e) The Seller shall promptly notify Purchaser if it receives any notices, or learns of any facts, that would cause the representation set forth in this Section 5.13 to be false in any material respect.

         (f) The following definition applies for purposes of this Section 5.13:

         "Hazardous Material" mean any pollutant, contaminant, or hazardous substance under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Section 9601, et. seq. or any similar state law.

         5.14. Pool Certification. Each Mortgage Loan included in a Mortgage Pool meets all eligibility requirements for inclusion in such Mortgage Pool, in accordance with all applicable standards of eligibility for loan pooling. Except as disclosed in Section 5.14 of the Seller Disclosure Schedule, the Loan Documents for each Mortgage Loan contain or will contain, within the period required by applicable Investor Regulations, all items required by applicable Investor Regulations for the certification of Mortgage Pools by the appropriate Investor and such Mortgage Pools will be in compliance with all applicable Investor requirements and guidelines, within the period required by applicable Investor Regulations. Except as disclosed in Section 5.14 of the Seller Disclosure Schedule, all Mortgage Pools relating to the Mortgage Loans have been or will be, within the period required by applicable Investor Regulations, certified in accordance with applicable Investor Regulations, and the securities backed by such Mortgage Pools have been issued on uniform documents, promulgated in the applicable Investor guide without any material deviations therefrom. Except as disclosed in Section 5.14 of the Seller Disclosure Schedule, all Mortgage Pools relating to the Mortgage Loans are or will be, within the period required by applicable Investor Regulations, eligible for recertification by the appropriate custodian. Except as disclosed in Section 5.14 of the Seller Disclosure Schedule, the principal balance outstanding and owing on the Mortgage Loans in each Mortgage Pool equals or exceeds the amount owing to the corresponding security holder of such Mortgage Pool. No Mortgage Loan has been bought out of a Mortgage Pool without approval of the appropriate Investor.

         5.15 Absence of Other Warranties. Except as and to the extent expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever.

         For purposes of this Agreement, the term "knowledge of Seller" or similar qualifiers shall be limited to the actual knowledge of any of the officers and employees of Seller listed in Section 5.15 of the Seller Disclosure Schedule.
                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller that:

         6.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary, except where failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on Purchaser.

         6.2 Capitalization of Purchaser; Existing Options.

         (a) At the Closing the authorized capital stock of Purchaser will consist of 1,500,000 shares of Class A voting common stock, par value $.01 per share (the "Purchaser Class A Common Stock"), 5,714 shares of Class B nonvoting convertible common stock, par value $.01 per share (the "Purchaser Class B Nonvoting Common Stock"), and 5,714 shares of Class C nonvoting common stock, par value $1.00 per share (the "Purchaser Class C Nonvoting Common Stock"). All shares of capital stock of Purchaser to be issued on the Closing Date shall be validly issued, fully paid and non-assessable and shall be free and clear of all Liens and adverse claims.

         (b) Except as contemplated by the Purchaser Stock Option Plan, there are no outstanding obligations, warrants, options or other rights to subscribe for or purchase from Purchaser or other contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of any class of stock of or any equity interest in Purchaser, or any securities or other instruments convertible into or exchangeable for shares of any class of stock of or any equity interest in Purchaser other than the rights of Seller created by this Agreement and the rights created by the other Purchase Agreements and the Stockholder Agreement.

         (c) Other than as contemplated by this Agreement with respect to the BBMC Stock, (i) as of the date hereof, Purchaser neither owns nor has the option to acquire, directly or indirectly, any equity interest in any Person, and (ii) as of the Closing, Purchaser will neither own nor have the option to acquire, directly or indirectly, any equity interest in any Person.

         (d) Other than as contemplated by this Agreement with respect to BBMC, Purchaser has no Subsidiaries and is not party to any partnership or joint venture.

         6.3 Authority. Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement constitutes a valid and legally binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

         6.4 Non-Contravention. The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby and the performance by each of Purchaser of the obligations which it is obligated to perform hereunder will not, (a) violate any provision of the constituent documents of Purchaser, (b) assuming that all material consents, authorizations, orders and approvals of, filings or registrations with, and notices to, each Governmental Authority listed in Section 6.4(a) of the Purchaser Disclosure Schedule and all Third Party Consents listed in Section 6.4(b) of the Purchaser Disclosure Schedule have been obtained or made, (i) violate in any material respect any Applicable Law to which Purchaser is subject or (ii) violate in any material respect, result in the termination or the acceleration of, or conflict with in any material respect or constitute a material default under, any Contract to which Purchaser is a party or by which any of its assets or property is bound or (c) result in the creation of any Lien on any of the material assets or properties of Purchaser or the loss of any material license or other contractual right with respect thereto.

         6.5 Consents, Approvals and Notices. (a) Except as described in Section 6.4(a) of the Purchaser Disclosure Schedule, no material consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority and (b) except as described in Section 6.4(b) of the Purchaser Disclosure Schedule, no material Third Party Consent under any Contract to which Purchaser is a party or by which any of its assets or properties is bound is required for the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, except for such consents, authorizations, orders, approvals, filings, registrations, notices or Third Party Consents which Seller or its Affiliates are required to obtain or make.

         6.6 Litigation. (a) As of the date of this Agreement, there is no Litigation against Purchaser which if adversely determined would have a Material Adverse Effect on Purchaser. As of the date of this Agreement, there are no material orders, judgments, injunctions or decrees applicable to Purchaser.

         (b) As of the date of this Agreement, there is no Litigation, to the knowledge of Purchaser, threatened against Purchaser before any court, arbitrator or Governmental Authority which if adversely determined would have a Material Adverse Effect on Purchaser.

         6.7 Compliance with Laws; Permits and Licenses. (a) The operations of Purchaser are being conducted in compliance with all Applicable Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Purchaser.

         (b) Purchaser holds all permits, certificates, licenses, approvals and other authorizations (or, where legally permissible, has waivers thereof or is entitled to exemptions therefrom) of each Governmental Authority necessary for the operation of its business as presently conducted, except where the failure to so hold would not reasonably be expected to have a Material Adverse Effect on Purchaser.

         6.8 Brokers. Except as otherwise set forth in Section 6.8 of the Purchaser Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

         6.9 No Regulatory Impediment. Purchaser is not aware of any fact relating to its or any Affiliate's business, operations, financial condition or legal status that could reasonably be expected to impair its ability to obtain, on a timely basis, all consents, approvals, licenses and permits from Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

         6.10 No Undisclosed Liabilities. Except as disclosed in Section 6.10 of the Purchaser Disclosure Schedule or as otherwise specifically contemplated by this Agreement, since the date of its organization, Purchaser has not conducted any business or otherwise engaged in any material activities or incurred any material liabilities.

         6.11 Absence of Other Warranties. Except as and to the extent expressly set forth in this Agreement, Purchaser makes no representations or warranties whatsoever.

         For purposes of this Agreement, the term "knowledge of Purchaser" or similar qualifiers shall be limited to the actual knowledge of any of the officers and employees of Purchaser listed in Section 6.12 of the Purchaser Disclosure Schedule.

                                   ARTICLE VII

                                    COVENANTS

         7.1 Conduct of Business. During the period from the date hereof to the Closing Date, without the prior written consent of Purchaser or except as expressly permitted or required by this Agreement, Seller agrees that:

              (a) Seller will operate the BBMC Business only in the ordinary course consistent with past practice, and Seller shall use commercially reasonable efforts, consistent with past practice, to preserve for Purchaser BBMC's business organization and operations and to maintain satisfactory relationships with customers, licensors and others having business relationships with BBMC, and Seller shall cause BBMC to engage in hedging activities consistent with BBMC's hedging policies as in effect on the date hereof; provided, that Purchaser shall have the right to review BBMC's hedging activities to confirm that such activities are consistent with such policies;

              (b) no change shall be made in the certificate of incorporation or by-laws or other organizational documents of BBMC;

              (c) no dividend or other distribution shall be declared, paid or otherwise made (including by way of redemption or otherwise) in respect of the BBMC Stock;

              (d) BBMC shall not issue or agree to issue any shares of its capital stock or other equity interests or securities convertible into or exchangeable for or other rights with respect to such capital stock or other equity interests;

              (e) no material change shall be made by BBMC in accounting methods, principles or practices, unless required by law or by changes in GAAP, except that BBMC may elect to implement the accounting change described in FASB 122;

              (f) Except as set forth on Section 7.1(f) of the Seller Disclosure Schedule, BBMC shall not enter into any material contract, transaction or commitment otherwise than in the ordinary course of business consistent with past practice;

              (g) BBMC shall not (i) transfer or otherwise dispose of or encumber any of its properties or assets, other than in the ordinary course of business or as contemplated by Section 7.1(m) or other than Liens incurred in connection with (a) any revolving credit facility or gestation repo facility entered into by BBMC to fund its Warehouse Loan Portfolio or (b) any indebtedness permitted by clause (iv) below; provided, however, that nothing in this Agreement shall in any way restrict the ability of BBMC to transfer or otherwise dispose of any Extended Warehouse Loan or REO; (ii) cancel any debt or waive or compromise any claim or right, except in the ordinary course of business; (iii) make any capital expenditure or commitment, other than in the ordinary course of business; (iv) except with respect to endorsements of negotiable instruments in the ordinary course of its business or with respect to its mortgage banking business in accordance with past practice, incur, assume or guarantee any indebtedness for borrowed money which will constitute a liability of BBMC as of the Closing Date other than (A) purchase money indebtedness, (B) indebtedness for borrowed money pursuant to credit agreements, credit lines and other borrowing facilities and arrangements in effect on the date of this Agreement, (C) refunding of existing indebtedness, (D) intercompany indebtedness between and among BBMC and any Affiliate thereof, (E) indebtedness incurred by BBMC pursuant to any revolving credit facility or gestation repo facility utilized to fund its Warehouse Loan Portfolio, or (F) guaranties of letter of credit reimbursement obligations, purchaser orders and similar obligations issued for the benefit of customers in the ordinary course of business; or (v) agree to do any of the foregoing;

              (h) unless required by applicable law or Investor or Insurer requirements, BBMC shall not materially alter or vary its methods or policies of underwriting, originating, warehousing, selling or servicing, or buying or selling rights to service mortgage loans;

              (i) BBMC shall not initiate the termination of any Servicing Agreement, Master Servicing Agreement or Certificate Administration Agreement;

              (j) BBMC shall not enter into any Servicing Agreement, Master Servicing Agreement or Certificate Administration Agreement with recourse against it, except insofar as (i) such recourse is based upon
         (A) a breach (or condition equivalent to a breach) by BBMC of a representation, warranty, covenant or undertaking or (B) BBMC's act or omission in connection with a foreclosure sale or (ii) BBMC incurs expenses in excess of the reimbursement limits, if any, set forth in the relevant agreement or any applicable Regulation;

              (k) BBMC shall not enter into or amend any employment, bonus, severance, or retirement contract or arrangement (including any Plan as described in Section 4.11), or increase any salary or other form of compensation payable or to become payable to any current or former employee, officer, or director (including any beneficiary thereof), except as may be required in order to obtain any favorable determination letter with respect to any Plan intended to be qualified under Section 401(a) of the Code and except for merit increases to employees (including directors and executive officers) in accordance with past practices and general increases to employees (excluding directors and executive officers) as a class in accordance with past practice or as required by law and except for payments pursuant to agreements referred to in Section 4.10 of the Seller Disclosure Schedule; provided that no such payment shall be made to discharge a Retained Liability as defined in Section 7.7(e);

              (l) BBMC shall not enter into any agreement, understanding or transaction with any Affiliate, other than on arms-length terms, in the ordinary course of business and consistent with past practices, or as expressly contemplated hereby or by the other Related Agreements;

              (m) On or prior to the Closing Date, BBMC shall transfer to the Seller the Excluded Assets and the Seller shall assume from BBMC the Excluded Liabilities, in each case at their respective book values on the date of such transfer, and the Seller shall pay to the Purchaser in cash on the Closing Date (or there shall be deducted from the indebtedness of BBMC owed to the Seller) the excess of the aggregate book value of the Excluded Assets over the aggregate book value of the Excluded Liabilities; provided, however, that, with respect to Excluded Assets and Excluded Liabilities which existed as of the date of the Balance Sheet, such book values shall not be modified other than to reflect amortization or depreciation consistent with past practices and not inconsistent with GAAP and, with respect to Excluded Assets and Excluded Liabilities arising after the date of the Balance Sheet, such book values shall not be modified other than consistent with past practices not inconsistent with GAAP; and provided, further, that certain of the Excluded Assets as set forth on such Schedule may be retained by BBMC and pledged to the Seller as security for financing provided by the Seller to BBMC on terms and conditions satisfactory to the Seller, Lee and Madison Dearborn; and

              (n) Seller shall not permit or cause BBMC to make any material increase in its reserve for Taxes from the amounts of such reserves reflected in the Balance Sheet other than increases consistent with past practices and not inconsistent with GAAP.

Notwithstanding anything herein to the contrary, BBMC may use any gains from its hedging activities to add Mortgage Loans to its Servicing Portfolio. During the period from the date of this Agreement to the Closing Date, Seller, shall confer on a regular basis with Purchaser as to the BBMC Business, and report periodically on the general status of ongoing operations of BBMC.

         7.2 Access; Confidentiality. Seller agrees to cause BBMC to permit Purchaser and its accountants, counsel and other authorized representatives to have, during the period from the date of this Agreement to the Closing Date, reasonable access to the premises, books and records of BBMC at all reasonable times upon reasonable notice. Seller agrees to cause BBMC to make available to Purchaser, upon reasonable advance notice and at all reasonable times, the officers of BBMC, as Purchaser may reasonably request, provided that such availability shall not interfere with the normal operations of BBMC. Seller shall cause BBMC to furnish Purchaser with such financial and operational data and other information with respect to the business and properties of BBMC as Purchaser shall from time to time reasonably request. Any information regarding BBMC heretofore or hereafter obtained from Seller or BBMC by Purchaser or its representatives shall be subject to the terms of the Confidentiality Agreement, and such information shall be held by Purchaser and its representatives in accordance with the terms of the Confidentiality Agreement.

         7.3 Reasonable Efforts; Taking of Necessary Action. (a) Each of the parties hereto agrees to use its all reasonable efforts to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

         (b) Purchaser shall (i) as soon as practicable after the date hereof, file such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in connection with the transactions contemplated hereby, (ii) furnish Seller with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of Purchaser for submission to any Governmental Authority and (B) received by or on behalf of Purchaser from any Governmental Authority, in each case in connection with the transactions contemplated hereby, and (iii) use all reasonable efforts to consult with and keep Seller informed as to the status of such matters. To the extent that any application, notice, registration or request so filed contains any significant information relating to Seller or BBMC, prior to Purchaser submitting such application, notice, registration or request to any Governmental Authority, Seller shall have the right to approve any such information that relates to Seller or BBMC (which approval shall not be unreasonably withheld).

         (c) Seller shall use all reasonable efforts to cooperate with Purchaser in the preparation and filing of all applications, notices, registrations and responses to requests for additional information from Governmental Authorities made by Purchaser with any Governmental Authority in connection with the transactions contemplated by this Agreement, including providing such information as Purchaser may reasonably request for inclusion in such applications, notices, registrations and responses.

         7.4 Insurance; Risk of Loss. (a) Effective as of the Closing Date: (i) Seller may terminate or cause its Affiliates to terminate all coverage relating to BBMC and its business, assets and current or former employees under any general corporate policies of insurance, cancelable surety bonds and hold harmless agreements of Seller for the benefit of BBMC as listed in Section 7.4 of the Seller Disclosure Schedule (provided that no such termination of occurrence liability policies shall be effected so as to prevent BBMC from recovering under such policies for losses from events occurring prior to the Closing Date); and (ii) Purchaser shall become solely responsible for all insurance coverage and related risk of loss based on events occurring on and after the Closing Date with respect to BBMC and its business, assets and current or former employees or employees terminated after the Closing Date.

         (b) Notwithstanding the provisions of Section 7.4(a), to the extent that (i) any insurance policies controlled by Seller and its Affiliates ("Seller's Insurance Policies") cover any loss, liability, claim, damage or expense relating to BBMC or its business, assets and current or former employees ("BBMC Liabilities") and relating to or arising out of occurrences prior to the Closing Date and (ii) Seller's Insurance Policies continue after the Closing Date to permit claims to be made thereunder with respect to BBMC Liabilities relating to or arising out of occurrences prior to the Closing Date ("BBMC Claims"), Seller shall cooperate and cause its Affiliates to cooperate with Purchaser in submitting BBMC Claims (or pursuing BBMC Claims previously made) on behalf of Purchaser under Seller's Insurance Policies.

         (c) To the extent that, after the Closing Date, Purchaser or Seller requires any information regarding claim data, payroll or other information in order to make filings with insurance carriers, Seller shall promptly supply such information to Purchaser and Purchaser shall promptly supply such information to Seller.

         7.5 Assumption of Proceedings. From and after the Closing Date, Purchaser shall, or shall cause BBMC to, assume the defense of, and Purchaser shall indemnify and hold each Indemnified Seller Entity harmless from and against, any and all Litigations involving, or related to, BBMC; provided, however, that neither the Purchaser nor BBMC shall have any responsibility or liability under this Section 7.5 with respect to a Litigation which constitutes a breach of the representations and warranties contained in Section 4.8, and to which the Purchaser is entitled to indemnification under Article XII.

         7.6 Name and Marks. On the Closing Date, BBMC will change its name to "HomeAmerica Real Estate Funding, Inc.". As of the Closing Date, Purchaser will cease the use of the designation "BancBoston Mortgage Corporation" or any derivative thereof in connection with Purchaser's operation of the business of BBMC and will eliminate the use of any other designation or symbol indicating affiliation after the Closing Date with Bank of Boston Corporation ("Parent") or any Affiliate of Parent. Insofar as promotional materials are concerned, placement on the covers thereof a prominent legend negating affiliation with Parent or any Affiliate of Parent shall be deemed compliance with the requirements of this Section with respect to materials on hand as of the Closing Date which are used or distributed by Purchaser for a period of no more than three months following the Closing Date.

         7.7. Employment and Benefit Matters.

         (a) Employment.

              (i) At the Closing Date, the Purchaser will cause BBMC to offer to continue the employment of substantially all of the employees then employed by BBMC other than the New England-based retail and operations employees ("Continuing Employees").

              (ii) For a period of six months after the Closing Date, the Purchaser will cause BBMC to provide any Continuing Employee whose position is eliminated with severance payments and benefits substantially equivalent to those maintained by BBMC immediately prior to the Closing Date.

         (b) Bonus. The Seller shall provide all funds necessary to implement BBMC's bonus program for 1995, but not 1996 or following years, and the Purchaser shall cause BBMC to adopt and announce to Continuing Employees a bonus program for 1996 and following years appropriate for its industry, business plans, and operating performance, and taking into account other benefit plans (including option plans) maintained from time to time by Purchaser.

         (c) Employee Benefits.

              (i) For a period of six months after the Closing Date, except as otherwise provided in this clause (i), the Purchaser will cause BBMC to provide Continuing Employees with the types of employee benefits maintained by BBMC immediately prior to the Closing Date and with employee benefits (other than retire medical and life insurance benefits) that are substantially equivalent to those maintained by BBMC immediately prior to the Closing Date. Whenever the Purchaser causes BBMC to adopt new employee benefit plans or to join employee plans maintained for its employees and/or the employees of other subsidiaries or Affiliates, the Purchaser shall cause each such plan to recognize for all purposes (other than the accrual of benefits attributable to periods before the Closing Date) all service by Continuing Employees with BBMC, the Seller and any other subsidiary or Affiliate of the Seller. The Seller and the Purchaser contemplate that BBMC will at the Closing Date terminate its participation in the Retirement Plan theretofore maintained by BBMC and will replace it with a profit-sharing plan providing contributions for the accounts of the Continuing Employees for 1996 not less than the allocations they would have received under such Retirement Plan and thereafter providing contributions appropriate for BBMC's industry, business plans, and operating performance, and taking into account other benefit plans (including option plans) maintained from time to time by Purchaser. After the Closing Date and after appropriate approvals within the Seller, Continuing Employees will no longer be able to direct investment of amounts standing to their respective accounts under the Thrift Incentive Plan into funds invested in securities issued by the Seller and its Affiliates.

              (ii) If BBMC shall have continued to be an employer contributing to the Seller's Thrift Incentive Plan after the Closing Date, the Purchaser will cause BBMC to withdraw from that Plan effective June 30, 1996, and the Seller will retain responsibility for distributions under both its Retirement Plan and its Thrift Incentive Plan in accordance with applicable provisions of those plans.

         (d) Stock Plans.

              (i) If the Seller receives appropriate approval from its internal boards and committees, the Seller will, prior to the Closing Date, accelerate vesting in all outstanding stock options granted to Continuing Employees, and Continuing Employees will have to exercise all options prior to the Closing Date. Otherwise, the options will terminate.

              (ii) If the Seller receives appropriate approval from its internal boards and committees, the Seller will cause all outstanding restricted stock awarded to Continuing Employees to become free of all restrictions, effective as of the Closing Date.

         (e) Seller shall retain all liabilities and obligations ("Retained Liabilities") for (i) providing postretirement medical and life insurance benefits to all current and former employees and officers of BBMC and subsidiaries of BBMC (and any eligible dependents thereof) who terminate employment on or before the Closing Date; (ii) payment of amounts deferred by Continuing Employees under Seller's Voluntary Deferred Compensation Plan through the Closing Date (plus interest thereon in accordance with the terms of said plan); and (iii) providing all benefits and paying all amounts due now or in the future under all change of control agreements and stay put bonuses entered into prior to the Closing Date between BBMC or Seller and any of their respective current or former employees and officers; provided, however, that Seller shall be liable to provide such benefits and/or to make such payments under such change of control agreements only to the extent such benefits are provided or such payments are payable as a result of the transactions contemplated hereby.

         7.8 Public Announcements. Unless otherwise required by law, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement shall be made by or on behalf of any party hereto without the prior approval of the other parties hereto; provided, that Seller may make such a release or announcement after notice to Purchaser, Lee and Madison Dearborn and after giving Lee and Madison Dearborn a reasonable opportunity to review such release or announcement. Unless otherwise required by law, no news release or other public announcement shall be made by or on behalf of a party hereto regarding the financial terms of this Agreement without the prior approval of the other parties hereto.

         7.9 Post-Closing Access to Business Records and Accounting Cooperation. Purchaser agrees that, following the Closing Date, Seller and its Affiliates, and their respective attorneys, accountants, officers and other representatives, shall have reasonable access, at all reasonable times upon reasonable notice, to the books and records of Purchaser to the extent they relate to a period prior to the Closing Date (and shall permit such Persons to examine and copy such books and records to the extent requested by such party), and shall cause the directors, officers and employees of the Purchaser to furnish all information reasonably requested by Seller or any Affiliate thereof in connection with financial reporting and tax matters (including financial and tax audits and tax contests) and other similar business purposes. Purchaser shall not destroy or dispose of any such books and records without the prior written consent of Seller prior to the fifth anniversary of the Closing Date. On and after the fifth anniversary of the Closing Date, Purchaser shall not destroy or dispose or allow the destruction or disposition of such books and records without first having offered in writing to deliver such books and records to Seller. Purchaser may dispose of the books and records described in such notice if Seller shall fail to request copies of such books and records within 90 days after receipt of the notice described in the preceding sentence.

         7.10 Further Assurances. Each party hereto shall cooperate with the others, and execute and deliver, or use all reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents, approvals or authorizations of any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

         7.11 Transitional Services Agreements. Prior to the Closing Date, Seller and Purchaser shall negotiate in good faith the terms of appropriate Transitional Services Agreements pursuant to which Seller will agree that for a reasonable period of time it will make available to BBMC at Seller's cost such corporate services as are necessary to enable BBMC to conduct its operations after the Closing Date on substantially the same basis as they were conducted prior to the Closing Date.

7.12     Delivery of Tapes.

         (a) Seller shall deliver to Purchaser at least five (5) Business Days prior to the Closing Date a tape (magnetic media) which sets forth certain information, as of the end of the month most recently ended at least fifteen
(15) days prior to the Closing Date (the "Tape Date"), with respect to each Mortgage Loan that is a part of the Servicing Portfolio, the Master Servicing Portfolio, the Certificate Administration Portfolio or the Warehouse Loan Portfolio (the "Section 7.12(a) Tape").

         (b) Seller shall deliver to Purchaser at least five (5) Business Days prior to the Closing Date a tape (magnetic media) which sets forth certain information as of the Tape Date with respect to each Pipeline Loan.

         7.13. Assignment of Hedge Positions. At the Closing Seller shall assign to BBMC, for no additional consideration, or enter into other arrangements reasonably acceptable to Purchaser with respect to, the hedge contracts listed on Schedule 7.13 hereto.

                                  ARTICLE VIII

                            CONDITIONS TO THE CLOSING

         8.1 Conditions to Obligation of Each Party. The respective obligations of each of the parties hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                                    (a) No Injunction. At the Closing Date,
                  there shall be no (i) injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction in effect that restrains or prohibits the consummation of the transactions contemplated under this Agreement or (ii) pending action, suit or proceeding brought by any Governmental Authority which seeks to restrain or prohibit consummation of such transactions.

                                    (b) Regulatory Authorizations. Each consent,
                  authorization, order, approval or License listed in Section 4.4(a), 4.4(b) or 5.8(a) of the Seller Disclosure Schedule or
                  Section 6.4(a) or 6.4(b) of the Purchaser Disclosure Schedule shall have been obtained and any applicable waiting period in respect thereof shall have expired or been terminated. No such consent, authorization, order, approval or License shall have been granted subject to the imposition of any term, condition or restriction that so materially adversely affects the economic or business benefits of the transaction contemplated by this Agreement to the recipient thereof as to render inadvisable the consummation of such transaction.

                  Notwithstanding the foregoing, the parties agree that satisfaction of the condition set forth in this Section 8.1(b) shall be determined without regard to whether Seller is able to deconsolidate from BBMC for financial statement, regulatory and reporting purposes.

                                    (c) Financings. BBMC shall have received
                  financing satisfactory to Seller, Lee and Madison Dearborn. In addition, the Purchaser shall have entered into financing arrangements satisfactory to each of the Seller, Lee and Madison Dearborn; provided that subject to the provisions set forth on Schedule 8.1(c), if such financing of Purchaser shall not have been consummated on or prior to June 30, 1996, Seller shall permit to remain outstanding on the Closing Date indebtedness of BBMC to Seller and/or commitments of Seller to fund additional indebtedness of BBMC, in an aggregate amount not in excess of $100,000,000, such indebtedness and/or commitments to be upon the terms and conditions set forth on such Schedule 8.1(c).

                                    (d) Other Transactions. Each of the Related
                  Agreements shall have been duly executed and delivered by each party thereto and shall be in full force and effect; the transactions contemplated by Purchase Agreements shall have been consummated and have become effective in accordance with their respective terms.

                                    (e) Section 338(h)(10) Election. No
                  acquisition of equity interests in Parent, Seller, Lee or Madison Dearborn shall have occurred, and be continuing and shall have the effect of precluding the election under Section 338(h)(10) of the Code contemplated by Section 10.7 of this Agreement.

         8.2 Additional Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions;

                                    (a) Representations and Warranties. The
                  representations and warranties of Seller contained in Articles IV and V of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent that (i) any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such date and
                  (ii) the representations and warranties set forth in Sections
                  5.4 and 5.10 of this Agreement may be modified by the delivery to Purchaser prior to the Closing Date of amendments to Sections 5.4 and 5.10 of the Seller Disclosure Schedules reflecting activity in the period from the date of this Agreement to the Closing Date.

                                    (b) Performance of Covenants. Seller shall
                  have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

                                    (c) Servicing Portfolio. The aggregate
                  principal amount of the Mortgage Loans in BBMC's Servicing Portfolio shall not be less than $38,000,000,000 as of the Closing Date.

                                    (d) Certificates. Purchaser shall have
                  received a certificate of Seller, dated the Closing Date, executed on behalf of Seller to the effect that the conditions specified in Sections 8.2(a) and 8.2(b) with respect to it have been fulfilled.

         8.3 Additional Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions:

                                    (a) Representations and Warranties. The
                  representations and warranties of Purchaser contained in
                  Article VI of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such date.

                                    (b) Performance of Covenants. Purchaser
                  shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

                                    (c) Repayment of Indebtedness of BBMC to
                  Seller. Except as otherwise contemplated by Section 8.1(c), BBMC shall have repaid or prepaid all indebtedness owing from it to Seller and shall have terminated all commitments of Seller to fund additional indebtedness of BBMC.

                                    (d) Certificate. Seller shall have received
                  a certificate of Purchaser, dated the Closing Date, executed on behalf of Purchaser, to the effect that the conditions specified in Sections 8.3(a) and 8.3(b) have been fulfilled.

                                   ARTICLE IX

                                   TERMINATION

         9.1. Grounds For Termination. This Agreement may be terminated at any time prior to the Effective Time:

                           (a) by mutual written consent of all of the parties hereto;

                           (b) by any party hereto (i) thirty (30) days after the date on which any request or application for a required regulatory approval, authorization, consent or order from any federal or state banking or other regulatory authority or agency necessary for the consummation of the transactions contemplated hereby shall have been denied, unless within the thirty (30) day period following such denial a petition for rehearing or an amended application has been filed with such governmental regulatory authority or agency; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 11.1(b) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein, or (ii) if any federal or state banking or other regulatory authority or agency, or court of competent jurisdiction, shall have issued a final permanent order, injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby and the time for appeal or petition for reconsideration of such order, injunction, restraint or prohibition shall have expired without such appeal or petition being granted or such order, injunction, restraint or prohibition shall otherwise have become final and non-appealable;

                           (c) by any party hereto (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach is not cured after forty-five (45) days written notice thereof is given to the party committing such breach; or

                           (d) by any party hereto if the Closing shall not have occurred on or prior to June 30, 1996, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this

         Agreement hereunder to perform or observe in any material respect the covenants and agreements of such party set forth in this Agreement.

         9.2. Effects of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become null and void (other than this Section 9.2, the last sentence of Section 7.2 and Section 13.5, which shall remain in full force and effect) and there shall be no further liability on the part of any party or their respective officers, directors or stockholders (or those who have subscribed for shares of stock) to any other party, except in the event of a willful breach by a party of any representation, warranty, covenant or agreement contained in this Agreement, in which case, the breaching party shall remain liable for any and all Damages sustained or incurred by the non-breaching parties as a result thereof or in connection therewith or with the enforcement of its rights hereunder.

                                    ARTICLE X
                                   TAX MATTERS

         10.1 Returns. Seller shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns that are required to be filed by or with respect to the income, assets or operations of BBMC for all taxable years or other taxable periods ending on or prior to the Closing Date (the "Pre-Closing Periods"), except for information Tax Returns prepared on Internal Revenue Service Forms 1098 and 1099 (and any variants of each), and summary Tax Returns relating thereto ("Information Tax Returns"). Except as provided in the preceding sentence, Purchaser shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns that are required to be filed by or with respect to the income, assets or operations of BBMC or any successor thereto for any taxable year or other taxable period. No later than 30 days prior to the due date for the filing of (i) any Tax Return with respect to any taxable year or other taxable period of BBMC beginning on or before the Closing Date and ending after the Closing Date (the "Overlap Period"), or (ii) any Information Tax Return, Purchaser shall (a) provide Seller with written notice, which notice shall set forth Purchaser's calculations regarding the amount of Taxes for which Purchaser determines Seller is obligated to reimburse Purchaser pursuant to Section 10.3(a) in sufficient detail and particularity to enable Seller to verify the amount of such Taxes for which Seller is obligated to reimburse Purchaser, (b) provide Seller with a draft of such Tax Return (or appropriate summaries thereof in the case of Information Tax Returns) and (c) provide Seller access to all records reasonably necessary to enable Seller and its representatives to evaluate the draft Tax Returns (or such summaries) provided with such notice. No later than 15 days prior to the due date for the filing of such Tax Return, Seller shall notify Purchaser of any reasonable objections Seller may have to Purchaser's calculations regarding the amount of such Taxes and to any items set forth in such draft Tax Return (or such summaries). Purchaser and Seller agree to consult and resolve in good faith any such objection, it being understood and agreed that in the absence of any such resolution, any and all such objections shall be resolved in accordance with procedures comparable to those described in Section 10.8.

         10.2 Contests. Seller and its duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Tax Return and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of BBMC reflected on any Tax Returns described in the first sentence of Section 10.1; provided, however, that neither Seller nor any of its appointed representatives shall, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of Purchaser or BBMC for any taxable year or other taxable period or portion thereof ending after the Closing Date. Purchaser and its duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for a refund, amend any Tax Return and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability BBMC or any successor thereto for Taxes for any taxable year or other taxable period ending after the Closing Date; provided, however, that (a) neither Purchaser, nor any of its duly appointed representatives shall, without the prior written consent of Seller, which consent shall not be unreasonably withheld, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the liability of Seller under Sections 10.3(b) or 10.3(e), or the Tax liability of Seller or any of its Affiliates for any taxable year or other taxable period or portion thereof ending on or prior to the Closing Date and (b) neither Purchaser, nor any of its duly appointed representatives shall, without the prior consent of Seller, which consent shall not unreasonably be withheld, enter into any settlement of any contest or otherwise compromise any issue that would require payment by Seller of any amount under Section 10.3 unless Purchaser shall have waived any right to indemnification for Taxes from Seller. Seller shall be entitled to any Tax refund relating to BBMC to the extent such Tax refund relates to any taxable year or other taxable period or portion thereof ending on or prior to the Closing Date except to the extent such refund is the result of the carryback of losses or credits relating to taxable years or other periods or portions thereof ending after the Closing Date. BBMC shall be entitled to all other Tax refunds relating to BBMC.

         10.3 Payment of Taxes. (a) Taxes of BBMC that relate to the Overlap Period shall be apportioned between the portion of such period ending on the

Closing Date and the portion of such period beginning after the Closing Date on the basis of (i) an interim closing of the books as to Taxes based upon or measured with reference to income, sales, receipts, or the like, or (ii) a per diem allocation reflecting the number of days in the applicable Tax period (A) through and including the Closing Date and (B) after the Closing Date in all other cases, and based on accounting methods, elections and conventions that do not have the effect of distorting income or expenses. Seller shall pay to Purchaser or the appropriate taxing authority the Taxes calculated with respect to the portion of the Overlap Period ending on the Closing Date (as determined by Seller and Purchaser using the procedure set forth under Section 10.1), but any such payment required by Seller shall be reduced by the amount of such Taxes already paid by Seller or any Affiliate of Seller (including, without limitation, BBMC) on or prior to the Closing Date.

         (b) Except as otherwise provided in this Section 10.3(b), Seller agrees to pay, indemnify and hold harmless Purchaser and BBMC against all Taxes of or with respect to BBMC for all Pre- Closing Periods and, with respect to the Overlap Period, the portion of such taxable year or taxable period ending on the Closing Date.

         (c) Except as otherwise provided in this Section 10.3, Purchaser agrees to pay, indemnify and hold harmless Seller and its Affiliates from and against all Taxes of or with respect to BBMC for all taxable years or other taxable periods beginning after the Closing Date and, with respect to the Overlap Period, the portion of such taxable year or taxable period commencing after the Closing Date.

         (d) On and after the Closing Date, the participation of BBMC in all Tax sharing agreements and other Tax sharing arrangements with respect to taxable years ending on or prior to the Closing Date to which Seller or any Affiliate of Seller, on the one hand, and BBMC, on the other, are parties shall be terminated and BBMC shall have no continuing obligation to make any payment thereunder.

         (e) Seller agrees to pay to the applicable Governmental Authority and to indemnify and hold harmless the Purchaser and BBMC from and against any and all Taxes, whether determined on a separate, consolidated, combined, unitary or other basis, including any penalties and interest in respect thereof, (i) pursuant to Treasury Regulations Section 1.15026 or any comparable provision of state, local or foreign law by reason of BBMC having been a member of consolidated, combined, or unitary group for a PreClosing Period, or, with respect to the Overlap Period, for the portion of such taxable year or taxable period ending on the Closing Date; (ii) pursuant to any guaranty, indemnification, tax sharing or similar agreement entered into by BBMC on or before the Closing Date relating to the sharing of liability for, or payment of,

Taxes; (iii) arising out of, resulting from or attributable to the Section 338 Elections; and (iv) arising out of, resulting from or attributable to the transactions described in Section 7.1(m) of this Agreement.

         10.4 Tax Benefits and Credits. If Seller makes any payment under
Section 10.3(b) with respect to a Tax liability of or with respect to BBMC for any Pre-Closing Period or the portion of an Overlap Period ending on or prior to the Closing Date and the payment of such Tax liability gives rise to a United States federal, state, local or foreign Tax benefit or credit to Purchaser or any of its Affiliates, then Purchaser shall pay to Seller the amount of such Tax benefit or credit. The amount of a Tax benefit or credit shall be equal to: (a) for taxable years and taxable periods of Purchaser and its Affiliates ending after the Closing Date but on or prior to the date on which a Tax adjustment is made, the positive difference, if any, of (i) the amount of Tax that Purchaser and its Affiliates would have to pay for each such taxable period had it not received any benefit or credit resulting, directly or indirectly, from the Tax adjustment, minus (ii) the amount of Tax that Purchaser and its Affiliates actually pay to the IRS or other Tax authority for such taxable period taking such benefit or credit into account, plus, (b) for taxable years and taxable periods ending after the date on which a Tax adjustment is made, an amount equal to the present value (as determined in accordance with the immediately following sentence) of the sum of (i) in the case of a benefit (resulting directly or indirectly from the Tax adjustment) that is not a Tax credit, the amount of such benefit multiplied by the relevant maximum corporate Tax rate in effect in the year in which the Tax adjustment is made and (ii) in the case of a Tax credit (resulting directly or indirectly from the Tax adjustment), the amount of such Tax credit. In calculating the present value of the sum of (b) (i) and (b) (ii) in the immediately preceding sentence, where it can be reasonably determined at the time the Tax adjustment is made in which taxable years or other taxable periods any resulting benefits and credits may be utilized, such resulting benefits and credits shall be deemed to be utilized in such taxable years or other taxable periods, and, with respect to all other resulting benefits and credits, such benefits and credits shall be deemed to be utilized in the taxable year in which the Tax adjustment is made and, further, the discount rate for purposes of determining the net present value shall be six percent.

         The determination of any such Tax benefit or credit shall be made in good faith by Purchaser and, if requested by Seller, shall be verified in writing by an independent certified public accounting firm selected by Seller. Seller and Purchaser shall bear equally the fees charged by such accounting firm.

         If an adjustment by the IRS or such other Tax authority subsequently reverses, disallows or reduces any Tax benefit received by Purchaser or any of its Affiliates in respect of which any payment has been made to Seller pursuant to this Section 10.4, then within 10 days of Seller's receipt of notification of such event, Seller shall pay to Purchaser such disallowed or reduced amount or the amount of the payment received, if less. Purchaser and Seller agree to consult and resolve in good faith any dispute with respect to any actual Tax benefit as determined under this Section 10.4, it being understood and agreed that in the absence of any such resolution, any and all such objections shall be resolved in accordance with procedures comparable to those described in Section 10.8.

         If as the result of a final determination the Tax liability of BBMC for a period after the Closing Date (including the portion of an Overlap Period after the Closing Date) is increased (a "Post Closing Increase") because of a change in the timing of an item of income, deduction, or credit, which, when changed, produces a Tax benefit actually available to the Seller, the Seller shall pay to the Purchaser upon its receipt (or application to other Tax liabilities) of all or any portion of such Tax benefit an amount equal to the amount of such Tax benefit or portion thereof; provided that the cumulative aggregate amount paid to the Purchaser under this paragraph shall not exceed the amount of the Post-Closing Increase.

         10.5 Notices. If any party to this Agreement receives any written notice or other communication from any taxing authority relating to any Tax audit or other proceeding relating to any Tax for which any other party thereto may be obligated to indemnify or pay under this Agreement, such party shall promptly forward such notice or communication to the other party. The failure to forward such written notice or other communication promptly pursuant to this
Section 10.5 shall excuse the indemnity or payment obligations of such other party except to the extent (and only to the extent) that the party that so failed to forward can show that such failure did not materially prejudice the rights of the other party to contest such Tax. In addition, Purchaser shall promptly forward to Seller all written notifications and other communications from any taxing authority received by Purchaser relating to any tax audit or other proceeding relating to the tax liability of Seller or any Affiliate of Seller.

         10.6 Cooperation. Purchaser and Seller shall cooperate (and Purchaser shall cause BBMC to cooperate) fully, as and to the extent reasonably requested by the other party, in connection with the calculation of any Taxes and with the preparation and filing of Tax Returns pursuant to this Agreement, and in connection with any tax proceeding with respect to Taxes affecting or relating to BBMC. Such cooperation shall include the retention and (upon the other party's written request) the provision of records and information that are reasonably relevant to such preparation and filing and to any tax proceeding relating thereto and making employees available on a mutually convenient basis to provide additional information and explanation of any material so provided. Purchaser and Seller agree to retain (and Purchaser agrees to cause BBMC to retain) all books and records with respect to Tax matters pertinent to BBMC relating to any Tax period beginning prior to the Closing Date until the expiration of the statute of limitations for assessment of the applicable Taxes (and, to the extent notified by Purchaser or Seller, any extensions thereof), and shall not destroy or otherwise dispose of any such books and records without first providing the other party or parties with a reasonable opportunity to review and copy the same. Purchaser and Seller acknowledge that any and all information obtained in connection with the preparation of any Tax Return, audit or judicial or administrative proceeding or determination pursuant to this
Section 10.6 is of a confidential nature and that all such information shall be used only for the purposes set forth in the immediately preceding sentence.

         10.7     Certain Tax Elections.

         (a) Purchaser and Parent, in its capacity as "common parent" of the group of commonly controlled corporations filing a consolidated federal income Tax Return which includes Seller, agree to make an election under Section 338(h)(10) of the Code with respect to the sale of the BBMC Stock as to BBMC and its Subsidiaries, and shall file their consolidated federal income Tax Returns for the period including the Closing Date on a basis consistent therewith. Purchaser, Seller and Parent further agree to make such other similar elections as may be available under applicable law and necessary to achieve substantially the same results to the parties for state and local Tax purposes as the Section 338 Elections achieve for federal income Tax purposes and shall file their state and local Tax Returns for the periods including the Closing Date on a basis consistent with any such elections and such applicable law. For purposes of this Agreement, the term "Section 338 Elections" shall include any such state or local elections. Purchaser, Seller and their respective Affiliates shall prepare and timely file all necessary forms and elections necessary to be prepared or filed by such entity to effect valid Section 338 Elections.

         (b) Seller and Parent further agree that in the event they otherwise qualify for the election described in Section 197(f)(9) of the Code they will make such election, in generally for the purpose of assuring that BBMC will not be precluded from amortizing any of its "amortizable section 197 intangibles" as that term is defined in Section 197 of the Code solely by reason of the antichurning rules of Section 197(f) of the Code.

         10.8 Valuation and Allocation. Seller and Purchaser agree to act reasonably and in good faith in preparing a mutually agreed upon valuation of assets and allocation of purchase price and assumed obligations for purposes of
Section 338 of the Code. If Seller and Purchaser are unable to reach a mutually acceptable valuation of assets and allocation of the purchase price and assumed obligations within 120 days after the Closing Date, such disagreement shall be referred for resolution to such other nationally recognized independent certified public accounting firm as is mutually agreed upon by the Seller and Purchaser (a "Tax Referee"). If the parties cannot agree on such a Tax Referee, the Tax Referee shall be picked by two nationally recognized accounting firms, one picked by the Purchaser and one picked by the Seller; provided, however, that the Tax Referee so picked may not then be the accountant regularly employed by Purchaser or Seller. The decision of the Tax Referee shall be final and binding on the parties. The fees of the Tax Referee shall be shared equally by the Seller and the Purchaser. The valuations and allocations determined pursuant to this
Section 10.8 shall be used for purposes of all relevant Tax Returns.

         10.9 Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the "Transfer Taxes") shall be paid by Purchaser, and Purchaser shall, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary tax returns and other documentation with respect to any Transfer Tax and provide to the Seller evidence of payment of all Transfer Taxes.

         10.10 Purchase Price Adjustment. The Seller and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to or from BBMC under this Article X, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof.

         10.11 Statute of Limitations. Notwithstanding any provision of this Agreement to the contrary, the respective obligations of Seller and Purchaser to indemnify and hold harmless the Purchaser and BBMC or Purchaser, as applicable, pursuant to this Article X shall terminate no earlier than at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, suspension, mitigation or extension thereof).

         10.12 Scope of Indemnity. For purposes of this Article X, the term "BBMC" shall include BBMC (as otherwise defined in Article I) and all of its Subsidiaries.

                                   ARTICLE XI
                            INDEMNIFICATION BY SELLER

         11.1 Indemnification. In addition to and not in limitation of the indemnities provided in Article X (which Article sets forth the exclusive remedy of Seller and Purchaser in respect of the matters covered thereby), from and after the Closing, subject to the other provisions of this Article X, Seller agrees to indemnify Purchaser and its officers, directors and employees (collectively, the "Indemnified Purchaser Entities") and to hold each of them harmless from and against, and agrees to assume liability for, any and all actions, suits, proceedings, demands, assessments, judgments, claims, liabilities, losses, costs, damages or expenses (including interest, penalties and reasonable attorneys' fees, expenses and disbursements in connection with any action, suit or proceeding against such Person) net of any pertinent reserves therefor and excluding loss of profits or other consequential damages (collectively, "Damages") suffered, paid or incurred by such Indemnified Purchaser Entity resulting from, caused by or arising out of (a) any breach of any of the representations and warranties made by Seller to Purchaser in this Agreement (other than the representations and warranties set forth in Section 4.12(a), (c) and (d), liability for the breach of which shall be as set forth in
Article X); and (b) any breach by Seller of any covenant or agreement of Seller contained in this Agreement. Damages arising out of a breach of any representations, warranties or covenants made by Seller in this Agreement shall be determined without giving effect to any exception or qualification of such representations, warranties or covenants as to the knowledge of Seller, materiality of the breach of such representation or warranty or Material Adverse Effect on BBMC of such breach. With respect to any breach of a representation set forth in Article V which results in an obligation of an Indemnified Purchaser Entity to repurchase a Mortgage Loan or Collateral Certificate under any Listed Agreement, Damages shall mean (i) the difference between (A) the repurchase price for such Mortgage Loan (or the related Mortgaged Property, if REO) or Collateral Certificate, as determined by the terms of the applicable Listed Agreement, and (B) the fair market value of the Mortgage Loan (or the fair market value of the related Mortgaged Property, if REO) or Collateral Certificate, reduced by (ii) any amounts actually recovered pursuant to Available Remedies with respect to such Mortgage Loan or Collateral Certificate.

         11.2 Indemnification Procedure. (a) If an Indemnified Purchaser Entity believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this
Article XI (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Purchaser Entity shall promptly assert its claim for indemnification by giving written notice thereof (a "Claim Notice") to Seller.

Each Claim Notice shall describe the claim in reasonable detail. The failure to so notify Seller shall not relieve Seller of any obligation to indemnify any Indemnified Purchaser Entity unless such failure materially prejudices the rights or increases the liability of Seller with respect to the claim to which the Claim Notice relates.

         (b) If any claim or demand by an Indemnified Purchaser Entity under this Article XI relates to an action or claim filed or made against an Indemnified Purchaser Entity by a third party, Seller may elect at any time to negotiate a settlement or a compromise of such action or claim (with the written consent of Purchaser which shall not be unreasonably withheld) or to defend such action or claim, in each case at its sole cost and expense (subject to the last sentence of this Section 11.2(b)) and with its own counsel. If, within 30 days of receipt from an Indemnified Purchaser Entity of any Claim Notice with respect to a third party action or claim, Seller (i) advises such Indemnified Purchaser Entity in writing that Seller will not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Purchaser Entity may (subject to Seller's continuing right of election in the preceding sentence), at its option, defend, settle or otherwise compromise or pay such action or claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of Seller, which consent shall not be unreasonably withheld. Unless and until Seller makes an election in accordance with this Section 11.2(b), all of the Indemnified Purchaser Entity's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder to the extent provided herein. Each Indemnified Purchaser Entity shall make available to Seller all information reasonably available to such Indemnified Purchaser Entity relating to such action or claim. In addition, the parties hereto shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If Seller elects to defend any such action or claim, then the Indemnified Purchaser Entity shall be entitled to participate in such defense with the counsel of its choice at such Indemnified Purchaser Entity's sole cost and expense.

         11.3 Limitation on Liability. (a) Notwithstanding anything to the contrary contained in this Article XI, the Indemnified Purchaser Entities shall not be entitled to indemnification pursuant to this Article XI with respect to any claim for indemnification pursuant to Section 11.1:

                                    (i) unless, and only to the extent that, the
                  aggregate Damages to all Indemnified Purchaser Entities (without duplication) with respect to all such claims exceed $4,000,000 (the "Deductible"), whereupon (subject to the provisions of clause (iii) below) Seller shall be obligated to pay in full all such amounts, but only to the extent such aggregate Damages are in excess of the Deductible; provided, however, that no claim against Seller with respect to a breach by Seller of its covenants in Sections 7.7(e) or 7.13 shall be subject to the Deductible;

                                    (ii) with respect to any claim for
                  indemnification based upon (A) a breach of any representation or warranty made by Seller in this Agreement and relating to Mortgage Loans or the Servicing Portfolio, the Claim Notice with respect to which is not received on or before the date that is 180 days after the Closing Date, (B) a breach of any representation and warranty made by Seller in this Agreement (other than those described in clause (A) above or contained in Sections 4.5, 4.6(a) or 4.12), the Claim Notice with respect to which is not received on or before the earlier to occur of (1) April 10, 1997 or (2) ten (10) days after receipt by Purchaser of audited financial statements of BBMC for the year ending December 31, 1996, or (C) a breach of any representation and warranty made by Seller to Purchaser in
                  Section 4.12 of this Agreement, the Claim Notice with respect to which is not received on or before the date that is 30 days following (1) the date of expiration of the applicable statute of limitations with respect to the Taxes to which such claim relates (assuming no waiver or extension thereof effected in accordance with clause (2) below) or (2) if Purchaser waives or extends the applicable statute of limitations with the prior consent of Seller, which consent shall not be unreasonably withheld, the date of final settlement of such open tax period or the end of such extension, as the case may be; or

                                    (iii) for aggregate Damages in excess of
                  $50,000,000.

         (b) Notwithstanding anything contained in any other provision of this Agreement to the contrary, Purchaser understands and agrees that Seller is not making any representation or warranty whatsoever, express or implied, other than those representations and warranties of Seller expressly set forth in Articles IV and V, respectively. In particular, Seller is not making any representation or warranty with respect to any of information set forth in the any financial projection or forecast relating to BBMC. With respect to any such projection or forecast delivered to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts,
(ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against Seller with respect thereto.

         (c) Purchaser has been given such access to the premises, books, records and officers of BBMC and has had the opportunity to review such other data and other information with respect to the business and properties of BBMC as Purchaser has deemed necessary in its sole judgment to evaluate the transactions contemplated by this Agreement. Purchaser acknowledges that neither Seller nor BBMC nor any of their respective officers, directors, Affiliates or agents assumes any responsibility for the accuracy or adequacy of any information heretofore or hereafter furnished to Purchaser by or on behalf of Seller or BBMC except as otherwise expressly provided in this Agreement. Nothing in this Section 11.3(c) shall in any way vitiate or limit the representations or warranties made by Seller or the Purchaser's rights under this Article XI.

         11.4 General. (a) Each Indemnified Purchaser Entity shall be obligated in connection with any claim for indemnification under this Article XI to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Purchaser Entity with regard to the applicable claims. The amount which Seller is or may be required to pay to any Indemnified Purchaser Entity pursuant to this Article XI shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any direct relevant collection costs) by or on behalf of such Indemnified Purchaser Entity in reduction of the related Damages. If an Indemnified Purchaser Entity shall have received the payment required by this Agreement from Seller or any Affiliate of Seller in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Purchaser Entity shall promptly repay to Seller a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct relevant collection costs).

         (b) In addition to the requirements of Section 11.4(a), (i) each Indemnified Purchaser Entity shall be obligated in connection with any claim for indemnification under this Article XI to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages and (ii) in connection with any claim under this Article XI in respect of a breach of any representation set forth in Article V, such Indemnified Purchaser Entity shall diligently pursue any and all contractual rights and remedies under agreements with third parties pursuant to which such Indemnified Purchaser Entity has remedies, including, without limitation; Listed Agreements, Correspondent Agreements and agreements with and policies of Insurers, and any and all rights and remedies available at law or equity (such contractual, legal and equitable rights and remedies, collectively, the "Available Remedies").

         (c) Subject to the rights of existing insurers of an Indemnified Purchaser Entity, Seller shall be surrogated to any right of action which the Indemnified Purchaser Entity may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

         (d) The indemnification provided in this Article XI shall be the exclusive post-Closing Date remedy available to Purchaser or any other Indemnified Purchaser Entity with respect to any breach of any representation, warranty, covenant or agreement made by Seller to Purchaser in this Agreement. Anything contained in this Agreement to the contrary notwithstanding, no remedy under this Agreement shall give rise to any obligation on the part of Seller to repurchase any Mortgage Loan, REO or Collateral Certificate.

                                   ARTICLE XII

                          INDEMNIFICATION BY PURCHASER

         12.1 Indemnification. In addition to and not in limitation of the indemnities provided in Article X (which Article sets forth the exclusive remedy of Purchaser and Seller in respect of the matters covered thereby), from and after the Closing, subject to the other provisions of this Article XII, Purchaser agrees to indemnify Seller and its Affiliates and their respective officers, directors and employees (collectively, the "Indemnified Seller Entities") and to hold each of them harmless from and against, and agrees to assume liability for, any and all Damages suffered, paid or incurred by such Indemnified Seller Entity resulting from, caused by or arising out of: (a) any claims, liabilities or obligations of such Indemnified Seller Entity arising on or after the Closing Date as a result of any act or omission of Purchaser; (b) any breach of any of the representations and warranties made by Purchaser to Seller in this Agreement; and (c) any breach by Purchaser of any covenant or agreement of Purchaser contained in this Agreement.

         12.2 Indemnification Procedure. (a) If an Indemnified Seller Entity believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this
Article XII (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Seller Entity shall promptly assert its claim for indemnification by giving a Claim Notice to Purchaser. Each Claim Notice shall describe the claim in reasonable detail. The failure to so notify Purchaser shall not relieve Purchaser of any obligation to indemnify any Indemnified Seller Entity unless such failure materially prejudices the rights or increases the liability of Purchaser with respect to the claim to which the Claim Notice relates.

         (b) If any claim or demand by an Indemnified Seller Entity under this
Article XII relates to an action or claim filed or made against such Indemnified Seller Entity by a third party, Purchaser may elect at any time to negotiate a settlement or compromise of any such action or claim (with the written consent of Seller which shall not be unreasonably withheld) or to defend any such action or claim, in each case at its sole cost and expense (subject to the last sentence of this Section 12.2(b)) and with its own counsel. If, within 30 days of receipt from an Indemnified Seller Entity of any Claim Notice with respect to a third party action or claim, Purchaser (i) advises such Indemnified Seller Entity that Purchaser will not elect to defend, settle or compromise such action or claim, or (ii) fails to make such an election in writing, such Indemnified Seller Entity may (subject to Purchaser's continuing right of election in the preceding sentence), at its option, defend, settle or otherwise compromise or pay such action or claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of Purchaser, which consent shall not be unreasonably withheld. Unless and until Purchaser makes an election in accordance with this Section 12.2(b), all of such Indemnified Seller Entity's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder to the extent provided herein. Each Indemnified Seller Entity shall make available to Purchaser all information reasonably available to it relating to such action or claim. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If Purchaser elects to defend any such action or claim, then the Indemnified Seller Entity shall be entitled to participate in such defense with counsel of its choice at such Indemnified Seller Entity's sole cost and expense.

         12.3 Limitation on Liability. Notwithstanding anything to the contrary contained in this Article XII, the Indemnified Seller Entities shall not be entitled to indemnification pursuant to this Article XII with respect to any claim for indemnification pursuant to Section 12.1(b):

                                    (i) unless, and only to the extent that, the
                  aggregate Damages to all Indemnified Seller Entities (without duplication) with respect to such claims exceed the Deductible, whereupon (subject to the provisions of clause
                  (iii) below) Purchaser shall be obligated to pay in full all such amounts, but only to the extent such aggregate Damages are in excess of the Deductible; or

                                    (ii) with respect to any claim for
                  indemnification based upon a breach of any representation and warranty made by Purchaser in this

                  Agreement, the Claim Notice with respect to which is not received on or before the date that is one year after the Closing Date.

         12.4 General. (a) Each Indemnified Seller Entity shall be obligated in connection with any claim for indemnification under this Article XII to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Seller Entity with regard to the applicable claims. The amount which Purchaser is or may be required to pay to any Indemnified Seller Entity pursuant to this Article XII shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any direct relevant collection costs) by or on behalf of such Indemnified Seller Entity in reduction of the related Damages. If an Indemnified Seller Entity shall have received the payment required by this Agreement from Purchaser in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Seller Entity shall promptly repay to Purchaser a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct relevant collection costs).

         (b) In addition to the requirements of Section 12.4(a), each Indemnified Seller Entity shall be obligated in connection with any claim for indemnification under this Article XII to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

         (c) Subject to the rights of existing insurers of an Indemnified Seller Entity, Purchaser shall be subjugated to any right of action which the Indemnified Seller Entity may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

         (d) The indemnification provided in this Article XII shall be the exclusive post-Closing Date remedy available to Seller or any other Indemnified Seller Entity with respect to any breach of any representation, warranty, covenant or agreement made by Purchaser to Seller in this Agreement.

         (e) Notwithstanding anything contained in any provision of this Agreement to the contrary, Seller understands and agrees that Purchaser is not making any representation or warranty whatsoever, express or implied, other than those representations and warranties of Purchaser expressly set forth in Article VI.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

         13.1 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (and telephonically confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid, to the parties at the following addresses:

         (a)      if to Purchaser, to it at:

                  c/o Thomas H. Lee Company
                  75 State Street
                  Boston, Massachusetts  02109
                  Attn:                 David V. Harkins
                  Telecopy:             (617) 227-3514
                  Confirmation:         (617) 227-1050

         with copies to:

                  Madison Dearborn Partners, Inc.
                  Three First National Plaza, Suite 1330
                  Chicago, Illinois  60602
                  Attn:                 Justin S. Huscher
                  Telecopy:             (312) 722-4098
                  Confirmation:         (312) 732-8063

                  and

                  Hutchins, Wheeler & Dittmar
                  A Professional Corporation
                  101 Federal Street
                  Boston, Massachusetts  02110
                  Attn:                 Charles W. Robins, Esq.
                  Telecopy:             (617) 951-1295
                  Confirmation:         (617) 951-6602
                  and

                  HomeAmerica Capital, Inc.
                  7301 Bay Meadows Way
                  Jacksonville, Florida  32256
                  Attn:                     Joe K. Pickett
                  Telecopy:         (904) 281-3745
                  Confirmation: (904) 281-3233

         (b)      if to Seller, to it at:

                  The First National Bank of Boston
                  100 Federal Street
                  Boston, Massachusetts  02110
                  Attn:                 Peter J. Manning
                  Telecopy:             (617) 434-7825
                  Confirmation:         (617) 434-8592

         with a copy to:

                  Bingham, Dana & Gould
                  150 Federal Street
                  Boston, Massachusetts  02110
                  Attn:                 Norman J. Shachoy, Esq.
                  Telecopy:             (617) 951-8736
                  Confirmation:         (617) 951-8235

or to such other person or address as either party shall specify by notice in writing to the other party in accordance with this Section 13.1. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or facsimile transmission (with telephone confirmation) or on the third Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.

         13.2 Interpretation. The table of contents of and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.3 Amendment and Modification; Waiver. (a) This Agreement and the Disclosure Schedules hereto may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

         (b) At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracy in the representations and warranties of the other party contained herein or in any schedule hereto or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements of the other party or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

         13.4 Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits), the Related Agreement and the Confidentiality Agreement, together with a separate letter of even date regarding financing of BBMC, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         13.5 Fees and Expenses. Except as otherwise expressly provided for in this Agreement, (a) in the event the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Seller, Purchaser, Lee, Lee Fund, Lee Affiliates and co-investors and Madison Dearborn shall be paid by the Purchaser; provided that $750,000 of fees of Schroder Wertheim & Co. Incorporated shall be borne by Purchaser and the balance of any fees and all expenses of such party shall be borne by Seller, and that neither Purchaser nor BBMC shall pay, nor shall have paid, any fees or expenses associated with the previously contemplated acquisition of The Prudential Home Mortgage Company, Inc., and (b) in the event the transactions contemplated hereby are not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         13.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The parties acknowledge and agree that Seller may enforce directly the provisions of Section 7.7 for the benefit of BBMC employees.

         13.7 Assignment; Binding Effect. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

         13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles thereof.

         13.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all on the date first written above.

                                    THE FIRST NATIONAL BANK OF BOSTON

                                    By /s/ Peter J. Manning
                                       ------------------------------
                                            Name: Peter J. Manning
                                            Title: Executive Director

                                    HOMEAMERICA CAPITAL, INC.

                                    By:
                                       ------------------------------
                                            Name:
                                            Title:

                                    Solely for purposes of and to the extent of the undertakings set forth in Section 10.7 of this Agreement:

                                    BANK OF BOSTON CORPORATION

                                    By: /s/ Peter J. Manning
                                       ------------------------------
                                            Name:
                                            Title:

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all on the date first written above.

                                    THE FIRST NATIONAL BANK OF BOSTON

                                    By:
                                        -----------------------------
                                            Name:
                                            Title:

                                    HOMEAMERICA CAPITAL, INC.

                                    By: /s/ Thomas Hagerty
                                       ------------------------------
                                            Name: Thomas Hagerty
                                            Title: President

                                    Solely for purposes of and to the extent of the undertakings set forth in Section 10.7 of this Agreement:

                                    BANK OF BOSTON CORPORATION

                                    By:
                                       ------------------------------
                                            Name:
                                            Title: